UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Denbury Resources Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 21, 2011
To our Stockholders:
     You are hereby notified that the 2011 Annual Meeting of Stockholders of Denbury Resources Inc., a Delaware corporation (“Denbury” or the “Company”), will be held at the Marriott at Legacy Town Center located at 7120 Dallas Parkway, Plano, Texas 75024, at 3:00 P.M., Central Daylight Time (CDT), on Wednesday, May 18, 2011, for the following purposes:
(1)	to elect nine directors, each to serve until their successor is elected and qualified;

(2)	to hold an advisory vote on executive compensation;

(3)	to vote on the frequency of the advisory vote on executive compensation prospectively;

(4)	to increase the number of shares reserved for use under our Employee Stock Purchase Plan;

(5)	to ratify the appointment by the audit committee of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011;
and to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on March 31, 2011, are entitled to notice of and to vote at the annual meeting.
     Stockholders are urged to vote their proxy promptly by either returning the enclosed proxy, voting by telephone or voting via the Internet, each as more fully described in the enclosed proxy statement, whether or not they expect to attend the annual meeting in person. If your shares are held in street name by a broker or bank, you will need to obtain a written proxy from the broker, bank or other nominee holding your shares to be able to vote at the meeting.

/s/ Mark C. Allen
Mark C. Allen
Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

It is important that proxies be returned promptly. Therefore, stockholders are urged to vote and return their proxy whether or not they expect to attend the annual meeting in person. You may revoke your proxy at any time before it is voted.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2011:
This proxy statement, along with the Company’s Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2010, are available free of charge at www.proxyvote.com. Please contact Laurie Burkes at (972) 673-2166 for directions to our annual meeting.

DENBURY RESOURCES INC.

DENBURY RESOURCES INC.
5320 Legacy Drive
Plano, Texas 75024
Proxy Statement
Annual Meeting of Stockholders
to be held on Wednesday, May 18, 2011
     THE ENCLOSED PROXY IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF VOTES BY THE MANAGEMENT OF DENBURY for use at its annual meeting of stockholders to be held on the 18th day of May 2011 at the Marriott at Legacy Town Center located at 7120 Dallas Parkway, Plano, Texas 75024, at 3:00 P.M. Central Daylight Time (CDT), or at any adjournment thereof.
     We anticipate that this proxy statement, proxy card and our 2010 Annual Report to Stockholders will first be mailed on or about April 25, 2011.
RECORD DATE AND COMMON STOCK OUTSTANDING
     Our Board of Directors has fixed the record date for the annual meeting as of the close of business on Thursday, March 31, 2011. Only Denbury stockholders of record as of the record date are entitled to receive notice of and to vote at the meeting. If you are a holder of our common stock, you are entitled to one vote at the meeting for each share of common stock you held as of the record date. As of the record date, there were approximately 401,435,363 shares of Denbury common stock issued and outstanding and entitled to vote at the meeting.
VOTING OF COMMON STOCK
     A proxy card is included with this proxy statement. In order to be valid and acted upon at the annual meeting, your proxy must be received before 11:59 P.M. Eastern Daylight Time on May 17, 2011. If you attend the meeting, your proxy card must be received by the Secretary of Denbury before the time set for the holding of the meeting or any adjournment thereof. You may vote your shares via mail by marking, signing and dating your proxy card and returning it in the postage-paid envelope included with this proxy statement, or returning it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, via phone by calling 1-800-690-6903, or via the Internet at www.proxyvote.com.
     If you submit a proxy, you may revoke it any time prior to the meeting, or if you attend the meeting personally, you may revoke your proxy at that time and vote in person. In addition, regardless of which method you used to submit your proxy, you may revoke it by any later-dated vote via the telephone, the Internet or in writing. A later-dated written proxy may be deposited at either our registered office or our principal place of business at any time up to the time of the meeting, or with the Chairman of the meeting on the day of the meeting. However, you should note that your mere presence at the meeting will not constitute a revocation of a previously submitted proxy. If your shares are held in street name by a broker or bank, you will need to obtain a written proxy from the broker, bank or other nominee holding your shares to be able to vote at the meeting.
     In order for us to have a quorum at our annual meeting, we must have present in person or represented by proxy at least one-third of our issued and outstanding shares of common stock entitled to vote at the meeting. You will not be allowed to cumulate your votes for the election of directors. If you do not wish to vote for a particular nominee, you must clearly identify such nominee on your proxy card. A plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required to elect each nominee for director and a majority of the shares present in person or by proxy at the meeting is required to approve each other item to be voted upon at the meeting. We will include abstentions in the vote total on Proposals Two, Three, Four and Five, which means that they have the same effect on each proposal as a negative vote. However, broker non-votes, if any, will not be included in the vote total and therefore will not have any effect.

     We will vote all properly executed proxies at the meeting in accordance with the direction on the proxy. You should note that if no direction is indicated, the shares will be voted FOR all the director nominees; FOR the advisory, non-binding resolution approving executive compensation; for an ANNUAL advisory vote on executive compensation; FOR the increase of shares reserved for use under our Employee Stock Purchase Plan; and FOR the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Our Board has designated Wieland F. Wettstein and/or Phil Rykhoek to serve as proxies. We do not know of any matters, other than those matters listed on the Notice of Annual Meeting of Stockholders, that will be brought before the meeting. However, if any other matters are properly presented for action at the meeting, we intend for Wieland F. Wettstein and Phil Rykhoek, and each of them acting singly, as proxies named in the enclosed proxy card, to vote at their discretion on such matters.
PERSONS MAKING THE SOLICITATION
     We will bear all costs incurred in the preparation and mailing of the proxy statement, proxy card and our 2010 Annual Report to Stockholders. In addition to solicitation by mail, our directors, officers or employees may solicit proxies by personal interviews, telephone or other means of communication. If they do so, these individuals will not receive any special compensation for these services. We may also retain a proxy solicitor to assist us with the distribution and solicitation of proxies for the annual meeting at our expense.
BUSINESS TO BE CONDUCTED AT THE MEETING
Proposal One
Election of Directors
     Our Bylaws provide that our Board of Directors shall consist of a minimum of three and a maximum of fifteen directors. Each of the directors is elected annually and holds office until the close of the next annual meeting of stockholders unless he resigns from that position or ceases to be a director by operation of law. We presently have nine directors, all of whom are serving terms that expire at the meeting. Unless you mark a proxy to the contrary, we plan to vote the proxies for the election of the nine nominees as directors as listed herein. All nine of these individuals are current members of the Board. We do not foresee any reason why any of these nominees would become unavailable, but if they should, we may either vote your proxy for a substitute that is nominated by the Board or reduce the size of our Board accordingly.
Wieland F. Wettstein
Michael L. Beatty
Michael B. Decker
Ronald G. Greene
David I. Heather
Gregory L. McMichael
Gareth Roberts
Phil Rykhoek
Randy Stein

     The names, ages, offices held, period of time served as a director and the principal occupation of each person nominated for election as a director are as follows:

		Offices	Director
Name	Age	Held	Since	Principal Occupation
Weiland F. Wettstein (1) (2)	61	Chairman	1990	President of Finex Financial Corporation Ltd.
Michael L. Beatty (1) (3)	64	Director	2007	Chairman and Chief Executive Officer of Beatty & Wozniak, P.C.
Michael B. Decker (2) (4)	61	Director	2007	Principal with Wingate Partners
Ronald G. Greene (3)	62	Director	1995	Principal Stockholder, Officer and Director of Tortuga Investment Corp.
David I. Heather (1) (4)	69	Director	2000	Independent Consultant
Gregory L. McMichael (2) (4)	62	Director	2004	Independent Consultant
Gareth Roberts	58	Director	1992	Non-Executive Chairman of Petro Harvester Oil & Gas, LLC
Phil Rykhoek	54	Director	2010	Chief Executive Officer of Denbury Resources Inc.
Randy Stein (1) (3)	57	Director	2005	Independent Consultant

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating/Corporate Governance Committee.

(4)	Member of the Reserves Committee.
Directors
     Our directors bring various skills, experience and insight to our Board. We have our current CEO (Mr. Rykhoek), two former CEOs of large public oil and gas companies (Messrs. Greene and Roberts), a lawyer (Mr. Beatty), two qualified financial experts (Messrs. Wettstein and Stein), a private equity investor and former COO (Mr. Decker), a petroleum engineer (Mr. Heather), and a former oil and gas analyst (Mr. McMichael). These board members were selected in order to give the Denbury Board insight from various points of view, all of which relate to various aspects of our business. The narrative below gives more specific biographical information for each of the Board candidates.
     Wieland F. Wettstein has been a director of Denbury since 1990 and Chairman of the Board since May 2008, including between June 2009 and October 2010 when he acted as Co-Chairman of the Board. Mr. Wettstein was a founding stockholder and director of Denbury, and held the position of Chairman of the Board from its inception to 1995. Mr. Wettstein is the President and controls Finex Financial Corporation Ltd., an investment company in Calgary, Alberta, a position he has held since November 2003. Prior to that, Mr. Wettstein was Executive Vice President and Managing Director of Finex since its founding in 1987. Under his leadership, Finex developed into a diversified merchant banking operation with actively managed interests in real estate development, emerging energy companies, participation lending, infrastructure leasing, and venture capital. Mr. Wettstein has continuously been a director of numerous Canadian public and private companies during the past 25 years and has been a founding shareholder, director, and chairman of several oil and gas companies. Mr. Wettstein is a Chartered Accountant. Mr. Wettstein’s long association with the Company and extensive industry knowledge allow him to provide valuable insights to the Board. In addition, his financial background, leadership experience and service on the boards of several other oil and gas companies over his career provide him invaluable perspectives in the Board’s oversight of the Company’s execution of its long-term business strategy.
     Michael L. Beatty has been a director of Denbury since December 2007. Mr. Beatty has been Chairman and Chief Executive Officer of the law firm of Beatty & Wozniak, P.C. located in Denver, Colorado since 1998. Mr. Beatty began his career at Vinson & Elkins LLP and later became a professor of law at the University of Idaho before joining the legal department of the Colorado Interstate Gas Company, a subsidiary of The Coastal Corporation. Mr. Beatty served in a variety of positions with Coastal, ultimately becoming Executive Vice President, General Counsel. Mr. Beatty also served as Chief of Staff to Colorado Governor Roy Romer from 1993 to 1995. Mr. Beatty serves on the Board of Directors of MarkWest Energy GP, L.L.C. Mr. Beatty is a graduate of Harvard Law School. Mr. Beatty’s extensive legal background, focused primarily in the oil and gas industry, provides him a wealth of knowledge that he brings to the Board. Mr. Beatty’s experience and background includes significant involvement in political and legislative activities in the oil and gas industry and have provided him an expansive understanding of corporate governance matters.

     Michael B. Decker has been a director of Denbury since December 2007. Mr. Decker has been a principal and partner of Wingate Partners, a Dallas-based private equity investment company, since 1996. Prior to joining Wingate Partners, Mr. Decker held the position of Chief Operating Officer of the Trammell Crow Company. He previously was President of Huffco Group, Inc., an energy exploration company. Mr. Decker currently serves as a board member for S&N Communications, Sunrise Oilfield Supply and USA Environment LP, has served as a consultant for the Boston Consulting Group and has worked as an investment officer for the World Bank. Mr. Decker holds an MBA from Harvard Business School, an MA from Oxford University, and an AB from Princeton University. Mr. Decker’s educational background and current and past roles provide him with significant financial, managerial and leadership experience. Mr. Decker has significant experience in the oil and gas industry as well as several other industries, which broadens the perspectives he brings to the Board.
     Ronald G. Greene has been a director of Denbury since 1995 and was the Chairman of the Board until 2008. Mr. Greene was the founder and served as Chairman of the Board and Chief Executive Officer of Renaissance Energy Ltd. from its inception in 1974 until May 1990, and remained as Chairman until Renaissance was merged with Husky Oil Operations to create Husky Energy, Inc. in August 2000. Mr. Greene served as a director of Husky Energy, Inc. from August 2000 until April 2003. He is the principal stockholder, officer and director of Tortuga Investment Corp., a private investment company. Mr. Greene also served as lead director of WestJet Airlines Ltd. from June 1995 until April 2008, and he has previously served on the boards of several public and private companies, as well as industry organizations and community and international charitable organizations. Mr. Greene has vast experience in the oil and gas industry, including past oversight of, and experience in building and running, a large public oil and gas company. He has extensive knowledge of Denbury based on his long tenure on the Board, having served 13 years as Denbury’s previous Chairman. This, combined with his leadership experience, has been instrumental in the Board’s oversight of the Company’s long-term business strategy.
     David I. Heather has been a director of Denbury since 2000. Mr. Heather is currently a self-employed engineering consultant. Mr. Heather was a founding partner and director of The Scotia Group, an independent geoscience and reservoir engineering firm in Dallas and Houston, Texas, formed in 1981. He retired as President of Scotia in 2002 and as a director in 2007 when the firm was acquired by RPS Energy PLC. Mr. Heather is a Chartered Engineer of Great Britain and received his Bachelor of Science degree in Chemical Engineering from the University of London in 1963. Mr. Heather’s professional and technical qualifications and extensive industry experience provide the Board with valuable perspectives and oversight of the Company’s oil and gas reserves. As Chairman of the Board’s Reserves Committee, he oversees one of the most critical areas for any oil and gas company, the estimating, review and audit of its oil and gas reserves.
     Gregory L. McMichael has been a director of Denbury since December 2004. Mr. McMichael is currently a self-employed business consultant, having retired in 2004 from his position of Vice President and Group Leader — Energy Research of A.G. Edwards, where he was responsible for all of the firm’s equity research in the energy sector. Prior to his employment by A.G. Edwards, which commenced in 1998, Mr. McMichael was Director of Equity Research of Hanifen, ImHoff, Inc., a regional investment banking firm based in Denver, Colorado for eight years. Prior to his employment by Hanifen, he worked directly in the oil and gas industry for 15 years, most recently as Chief Executive Officer of Point Resources Inc, a privately held oil and natural gas exploration and production company. Mr. McMichael has previously served as a director of Matador Resources Company, Quest Resource Corporation and Admiral Bay Resources Inc. Mr. McMichael’s experience in the oil and gas industry, coupled with his service on other boards and experience as an analyst covering the energy sector, provides the Board with broad and extensive analytical perspectives. Mr. McMichael monitors and provides the Board with analyses of activities in the oil and gas industry.
     Gareth Roberts has been a director of the Board since 1992 and was Co-Chairman of the Board along with Mr. Wettstein between June 2009 and October 2010. In October 2010, Mr. Roberts resigned his position as Co-Chairman and Mr.Wettstein has served as Chairman of the Board since that time. Mr. Roberts currently serves as a geological advisor to Denbury and has been the Non-Executive Chairman of Petro Harvester Oil & Gas, LLC, a Houston-based exploration and production company, since October 2010. Mr. Roberts founded Denbury Management, Inc., the former primary operating subsidiary of the Company, in April 1990. Mr. Roberts later became President, Chief Executive Officer and Director of the Company in 1992. Mr. Roberts has more than 30 years of experience in the exploration and development of oil and natural gas properties with Texaco, Inc., Murphy Oil Corporation and Coho Resources, Inc. His expertise is particularly focused in the Gulf Coast region where he specializes in the acquisition and development of old fields with low productivity. Mr. Roberts holds honors and masters degrees from St. Edmund Hall, Oxford University, where he has been elected to an Honorary Fellowship. Mr. Roberts also served as Chairman of the Board of Directors of Genesis Energy, L.P., a public master limited partnership, between May 2002 and June 2009. Mr. Roberts brings years of industry experience and extensive knowledge of the Company to the Board. Mr. Roberts’ years of leadership with the Company and ongoing role as an advisor allow him to provide strategic perspectives to the Board. Mr. Roberts also has a strong geological background and a deep understanding of the Company’s tertiary oil recovery operations in the Gulf Coast region.

     Phil Rykhoek has been a director of the Board since December 2010 and is the Chief Executive Officer of Denbury. Mr. Rykhoek served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer until June 30, 2009. Before joining Denbury in June 1995, Mr. Rykhoek was co-founder and an executive officer of Petroleum Financial, Inc. (“PFI”), a private company formed in May 1991 to provide accounting, financial, and management services on a contract basis to other entities. While at PFI, Mr. Rykhoek was also an officer of Amerac Energy Corporation, where he had been employed in various positions for eight years, most recently as Vice President and Chief Accounting Officer. Mr. Rykhoek also served as a director of Encore Energy Partners LP (“ENP”) between August 2010 and December 2010, and Genesis Energy, L.P. between May 2002 and February 2010. As CEO of the Company, Mr. Rykhoek is intimately knowledgeable of the day-to-day and strategic operations of the Company, providing the Board with a management perspective.
     Randy Stein has been a director of Denbury since January 2005. Mr. Stein is currently a self-employed business consultant having retired from PricewaterhouseCoopers LLP, formerly Coopers & Lybrand LLP, in 2000. Mr. Stein was employed for 20 years with PricewaterhouseCoopers LLP, most recently as principal in charge of the Denver, Colorado tax practice. Mr. Stein served as Audit Committee Chairman, Co-Chairman of the Nominating and Governance Committee, and a member of the Compensation Committee of Westport Resources Corp., a Denver-based public oil and gas company, from 2000 until it was acquired in 2004. Mr. Stein is currently a board member and Audit Committee Chairman of Bill Barrett Corporation, a Denver-based public oil and gas company, and also served on the board and audit committee of Koala Corporation, a Denver-based company engaged in the design, production and marketing of family convenience products, from 2001 through 2005. Mr. Stein’s experience in public accounting with a major accounting firm provides our Board with insights into many aspects of the financial reporting and tax issues facing oil and gas companies. Mr. Stein’s background also brings additional financial, accounting and tax expertise to the Board through prior experience as a vice president of taxation for a publicly traded oil and gas company, and an expansive understanding of corporate governance and audit committee matters through his service on other boards.
Board of Directors’ Recommendation
     Our Board of Directors recommends that stockholders vote FOR election of each of the foregoing director nominees.
Proposal Two:
Advisory Vote on Executive Compensation
     The Dodd-Frank Act requires all public companies, beginning with most companies’ 2011 annual meetings, to solicit from stockholders a non-binding vote to approve the compensation of their named executive officers.
     This proposal, commonly known as a “say on pay” proposal, grants shareholders the opportunity to express their views on our Chief Executive Officer’s, Chief Financial Officer’s, and our next three most highly compensated executive officers’ (collectively, the “named executive officers”) compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers as described in this proxy statement.
     The Board is asking stockholders to approve, on an advisory basis, the 2010 compensation of our named executive officers, as described in the Compensation Discussion and Analysis beginning on page 22 of this proxy statement and the compensation tables and narrative which follow, which we urge you to review in voting on this resolution. Although this vote is non-binding, the Compensation Committee values your opinion and will consider the voting results when making future decisions about executive compensation. We always welcome feedback from our stockholders. So that we can receive the benefits of meaningful stockholder input, if you abstain or vote against this proposal, we urge you to write us a letter or send us an email and tell us more specifically about the aspects of our compensation practices to which you object. Stockholders can communicate directly with members of the Compensation Committee of our Board of Directors on these matters by either writing them in care of Denbury Resources Inc., Attention: Compensation Committee, at 5320 Legacy Drive, Plano, Texas 75024, or emailing them at: compensationcommittee@denbury.com. Your correspondence will be received by the Chairman of the Compensation Committee of the Board of Directors with a copy to our Chief Executive Officer and Chief Financial Officer.

     As described in the Compensation Discussion and Analysis section of this proxy statement beginning on page 22, our executive compensation policies are designed to ensure that salary levels and compensation incentives attract and retain top-level individuals in key positions and are commensurate with each individual’s level of executive responsibility, the type and scope of our operations, and our Company-wide financial condition and performance. Our compensation philosophy for our named executive officers is based on the following:
•	we pay base salaries at the level to attract and retain outstanding talent, generally targeted near the median level (60% for 2010) of salaries of comparable companies;

•	long-term equity incentives are the primary focus of executive compensation, which aligns the interests of our executive officers with those of our stockholders;

•	a significant portion of our executives’ compensation is tied to performance measures; and

•	annual discretionary bonuses for our executive officers compensate for the effort and results of the Company as a whole, rather than compensating for individual performance, and bonuses are paid in the same manner as bonuses paid to all other employees.
     A majority of the votes being cast on this Proposal (including abstentions) will constitute approval on a non-binding advisory basis.
     Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.
Board of Directors’ Recommendation
     The Board of Directors recommends approval of the following advisory, non-binding resolution:
     “RESOLVED, that the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related disclosures contained in this proxy statement, is hereby approved.”
     Our Board of Directors recommends a vote FOR approval of the preceding advisory, non-binding resolution.
Proposal Three:
Frequency of Advisory Vote on Executive Compensation
     The Dodd-Frank Act requires us to solicit the advisory vote of our stockholders on how frequently we should seek an advisory vote on the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory “say on pay” vote every one, two, or three years, or they may abstain from voting on this matter.
     After careful consideration, our Board of Directors has determined that an advisory “say on pay” vote that occurs every year is the most appropriate choice for Denbury. Therefore, our Board of Directors recommends that you vote for an annual advisory vote on executive compensation, for the reasons stated below:
•	An annual advisory vote will give stockholders a formal mechanism for providing their direct input on our most recent executive compensation information, philosophy, policies and practices as disclosed in our proxy statement every year.
•	An annual advisory vote is consistent with our policy of promoting regular communications with our stockholders regarding executive compensation (and other matters) and may encourage additional dialogue.
While this is an advisory vote and as such is not binding on the Board, our Board will carefully consider the results of the vote when deciding when to call for the next advisory vote on executive compensation. The affirmative vote of a majority of those shares present in person or represented by proxy is required to approve Proposal Three. If none of the frequency options receive a majority vote, the option that receives the highest number of votes cast will be considered to be the frequency selected by stockholders. Nonetheless, if two or more frequency alternatives receive a similar level of votes and thus there is no clear mandate from stockholders, the Board may determine that it is in the best interests of the stockholders of the Company to hold a “say on pay” vote more or less frequently than the frequency option receiving the highest number of votes.

     Brokers do not have discretion to vote on this proposal without your instructions. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.
     Please indicate your preference as to the frequency of holding stockholder advisory votes on executive compensation as either every year, every two years, or every three years, or you may “Abstain” on this proposal.
Board of Directors’ Recommendation
     Our Board of Directors recommends an ANNUAL advisory vote on executive compensation.
Proposal Four:
Increase the Number of Shares Reserved for Use under our Employee Stock Purchase Plan
     The fourth proposal before stockholders is the approval of an amendment to our Employee Stock Purchase Plan (“ESPP”) previously passed by our Board, which increases the number of shares reserved for use under the ESPP by 1,000,000 shares. Without stockholder approval of the proposed increase, there are 955,713 shares remaining for future purchases by employees under the ESPP as of February 28, 2011. Without stockholder approval, once these remaining available shares are issued, we would effectively be required to terminate the ESPP and any employee contributions that remain will be refunded to them.
     When we first adopted the ESPP in 1996, a maximum of 1,000,000 shares of common stock were reserved for the plan. Subsequent amendments by the Board and stockholders have increased the maximum number of reserved shares to 8,900,000. If stockholders approve this proposal, the maximum shares available for the plan will further increase to 9,900,000, leaving 1,955,713 shares available for future issuance (based on shares issued under the ESPP as of February 28, 2011). We anticipate that these additional shares will provide our ESPP with adequate shares through 2014.
     Our Board is proposing to increase the number of shares available under the ESPP to ensure that there will be sufficient shares available for employees to purchase. The ESPP is a vital element of our employees’ compensation and helps align the interest of our employees with you, our stockholders. We also believe that the ESPP helps us recruit and retain employees. See also “Executive Compensation — Compensation Discussion and Analysis — Stock Purchase Plan.”
Summary of the Key Terms of the ESPP
     Our ESPP, adopted as of February 1996, is designed to provide our employees with an opportunity to purchase our common stock, aligning their interests with our stockholders’ interests. In addition, with its partial matching provisions, the ESPP provides additional compensation to our employees. Our ESPP is administered by the Compensation Committee of the Board, which is comprised of Messrs. McMichael, Decker and Wettstein. In 2009, the term of the ESPP was extended by the stockholders until August 2015.
     The ESPP provides that full-time employees may elect to participate in the plan before the beginning of each quarter. The employees may elect to contribute up to 10% of their base salary to the plan either by payroll deductions or by making a cash payment prior to the end of each quarter. At each quarter-end, we contribute an amount equal to 75% of the employee’s contributions and convert the combined funds into shares of our common stock for the account of the employee calculated by using the current market price at that time. The market price is defined as the average closing price on the NYSE for the ten trading days prior to the issue date. In addition, we pay the income tax on the Company matching portion for employees that are in a certain salary grade or “tier,” which usually consists of first-line personnel and entry-level positions.
     To date, we have issued both new, previously unissued shares of common stock and shares of treasury stock to our employees under the ESPP, although since late 2003 we have only used treasury shares. The shares of common stock are held by our transfer agent for the employee for one year after issuance, after which time the employee is able to sell the shares at his or her discretion. Even though the employee may not sell the shares during the first year, the shares are fully vested at the time of issuance. If an employee is terminated for any reason prior to the quarter-end or makes an election to withdraw during the quarterly period, any contributions made by such employee during the quarter are refunded, without interest, and such employee does not receive our matching contribution.
     As the shares are not subject to a vesting condition upon issuance, there are no provisions for a change of control in the ESPP. Any change in the capitalization of our Company such as stock dividends, stock splits, mergers, etc., will be taken into account at the time of issuance at each quarter-end.

Summary of Shares Available for Grant and Outstanding Awards Under All Other Equity Compensation Plans
     We have two stock compensation plans. The first plan has been in existence since 1995 (the “1995 Plan”) and expired in August 2005 (although options granted under the 1995 Plan prior to that time can remain outstanding for up to 10 years). The 1995 Plan provided only for the issuance of stock options, and in January 2005, we issued stock options under the 1995 Plan that utilized substantially all of the remaining authorized shares. The second plan, the 2004 Omnibus Stock and Incentive Plan (the “2004 Plan”) was approved by stockholders in May 2004. At February 28, 2011, 10,001,065 shares were available for issuance under our 2004 Plan. As of February 28, 2011, 13,158,535 stock options and stock appreciation rights (“SARs”) with a weighted average exercise price of $12.87 and a weighted average remaining term of 4.8 years were outstanding under our two stock compensation plans. Also as of February 28, 2011, there were a total of 3,589,673 unvested restricted shares outstanding and 1,030,064 unvested performance share awards at the maximum level.
Board of Directors’ Recommendation
     Although approval of this increase is not required by NYSE regulations, our board has elected to present it to the stockholders for ratification. A majority of votes present in person or by proxy at the meeting will approve the amendment, provided that there is a quorum. Our Board of Directors believes that our employee stock purchase plan is an integral part of our overall compensation plan and recommends that you vote FOR the amendment. Unless otherwise directed by a proxy marked to the contrary, it is the intention of management to vote the proxies for the approval of the amendment.
Proposal Five:
Ratify the Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm
     PricewaterhouseCoopers LLP has been our independent registered public accounting firm for each of the last seven years. It is the recommendation of our Audit Committee to appoint them to serve as the independent registered public accounting firm of the Company until the next annual meeting of the stockholders and to authorize the Audit Committee to approve their remuneration as such. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will be available to answer questions, and will be afforded an opportunity to make a statement, if desired.
Board of Directors’ Recommendation
     Based on the recommendation of our Audit Committee, our Board of Directors recommends that stockholders vote FOR the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
GOVERNANCE OF THE COMPANY
     The business, properties and affairs of the Company are managed by the Chief Executive Officer under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for overall performance and direction of the Company, but is not involved in day-to-day operations, except for the Company’s Chief Executive Officer, Mr. Rykhoek. Members of the Board keep informed of the Company’s business by participating in Board and committee meetings, by reviewing analyses and reports sent to them regularly, and through discussions with the Chief Executive Officer and other officers.
Board Leadership Structure
     Currently, Wieland F. Wettstein serves as Chairman of our Board of Directors and Phil Rykhoek serves as our Chief Executive Officer. Separating the positions of Chief Executive Officer and Chairman of the Board allows our Chief Executive Officer to focus on the day-to-day leadership and performance of the Company, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice and oversight to management.
     The Board does not have a policy as to whether the Chairman of the Board should be a non-management director or a member of management. Instead, the Company’s Corporate Governance Guidelines allow the Board the flexibility to select the best director to serve as Chairman of the Board at any given time, regardless of whether the director is an independent director.
     Between June 30, 2009 and October 6, 2010, Mr. Wettstein and Mr. Roberts served as Co-Chairmen of the Board. On the latter date, Mr. Roberts resigned his positions as Co-Chairman of the Board and Chief Strategist of the Company and became a director of the Board and geological advisor of the Company in conjunction with his assumption of the role as the non-executive Chairman of the Board of Directors of a newly-formed private equity-funded oil and natural gas entity.

     The Board recognizes that no single leadership structure is right for all companies, and depending on the circumstances other leadership structures might be appropriate. The Board believes the current leadership structure is effective and appropriate, allows for a separation of executive powers, provides an experienced Chairman with whom the Chief Executive Officer can discuss issues facing the Company, and gives a significant voice to non-management directors.
Corporate Governance Guidelines
     The Board has adopted corporate governance guidelines that address significant issues of corporate governance and set forth the procedures by which the Board carries out its responsibilities. Among the areas addressed by the guidelines are director qualifications, their responsibilities, Board committee responsibilities, selection and election of directors, director compensation and tenure, director orientation and continuing education, access to management, succession planning and management development, Board meetings, and Board and committee performance evaluations. The Board’s Nominating/Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of these guidelines. The guidelines are available on the Company’s website at www.denbury.com under the “Investor Relations — Corporate Governance” link. The Company will provide a printed copy of the guidelines free of charge to stockholders upon request to Laurie Burkes at our corporate headquarters.
Risk Oversight
     The Board of Directors takes an active role in overseeing management of the Company’s risks through its reviews of risks associated with our operations and strategic initiatives, both as a board and through Board committees. For example, the Audit Committee reviews and discusses with management our major financial risks, including any risk assessment or risk management policies. The Audit Committee receives regular reports regarding enterprise risk from our Internal Audit Department and management and informs the Board through regular committee reports. In addition to receiving regular reports from the Audit Committee concerning our enterprise risk, the Board of Directors routinely discusses enterprise risk with management and the Internal Audit Department. The Board of Directors also reviews information concerning other risks through regular reports of its committees.
Director Independence
     The guidelines provide that at least a majority of the members of the Board must be independent as required by the NYSE corporate governance listing standards. The Board has affirmatively determined that all nominees for director, with the exception of Mr. Rykhoek, the Company’s CEO, and Mr. Roberts, the Company’s geological advisor, qualify as independent directors under these standards based on its review of all relevant facts and circumstances.
Code of Conduct and Ethics
     The Company has a code of conduct and ethics that applies to its officers, employees and directors. This code assists employees in resolving ethical issues that may arise in complying with Denbury’s policies. The Chief Executive Officer, Senior Vice President and Chief Financial Officer, and Vice President and Chief Accounting Officer are also subject to the Code of Ethics for Senior Financial Officers and Principal Executive Officer. The purpose of these codes is to promote, among other things:
•	ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate and timely disclosure in filings with the United States Securities and Exchange Commission (“SEC”) and in other public disclosures;

•	compliance with the law and other regulations;

•	protection of the Company’s assets;

•	insider trading policies; and

•	prompt internal reporting of violations of the codes.
     Both of these codes are available on the Company’s website at www.denbury.com, under the “Investor Relations — Corporate Governance” link. The Company will provide a printed copy of these codes free of charge to stockholders who request them. Any waiver of these codes with respect to executive officers and directors of the Company may be made only by the Board of Directors and will be disclosed to stockholders on the Company’s website, along with any amendments to these codes.

Related Party Transaction Policy
     Under the Company’s related party transaction policy adopted in February 2007, information about transactions involving related persons is to be assessed by the Nominating/Corporate Governance Committee. Related parties include the Company’s directors and executive officers, as well as immediate family members of directors and executive officers and beneficial owners that hold 5% or more of our common stock. If the determination is made that a related party has a material interest in any Company transaction, then the Nominating/Corporate Governance Committee would review the transaction, approve or ratify it, and the transaction would be required to be disclosed in accordance with the SEC rules. The written policy relating to the Nominating/Corporate Governance Committee’s review and approval of related party transactions is available on our website at www.denbury.com, under the “Investor Relations — Corporate Governance” link. The Company will provide a printed copy of the related party transaction policy free of charge to stockholders upon request to Laurie Burkes at our corporate headquarters.
Communication with the Board
     The Board has approved the process that stockholders or other interested parties may use in contacting the members of the Board. All parties wishing to communicate with the Board should address letters to:
     Denbury Resources Inc.
     Attn: Corporate Secretary
     5320 Legacy Drive
     Plano, TX 75024
     In addition, interested parties may e-mail the Corporate Secretary and Board members at: secretary@denbury.com. All such communications will be forwarded by the Corporate Secretary directly to the Board.
     Wieland Wettstein, our Chairman of the Board, is the presiding director at the meetings of non-management directors; to contact him please address your letters to:
     Denbury Resources Inc.
     Attn: Chairman of the Board of Directors
     5320 Legacy Drive
     Plano, TX 75024
Identification of Director Candidates
     Our Nominating/Corporate Governance Committee is responsible for identifying and reviewing director candidates to determine whether they qualify for and should be considered for membership on the Board. The Nominating/Corporate Governance Committee has not established a specific minimum or maximum age, education, years of experience or specified types of skills for potential director candidates, but in general, consideration is given to the candidates’ business and professional backgrounds, and the committee seeks candidates with outstanding integrity, achievements, judgment and other skills and experience that will enhance the Board’s ability to serve the long-term interests of stockholders. The Board and the Nominating/Corporate Governance Committee aim to assemble a diverse group of Board members and believe that no single criterion such as gender or minority status is determinative in obtaining diversity on the Board. The Board defines diversity as differences of viewpoint, professional experience, education and skills such as serving on other public company boards, the balance of business interest and experience of the candidate as compared to the incumbent or other nominated directors, and the need for any particular expertise on the Board or one of its committees. Members of the Board will be asked to submit recommendations when there is an opening or anticipated opening for a director position. The Nominating/Corporate Governance Committee may also use outside sources or third parties to find potential Board member candidates, and similarly may use the services of outside sources or a third party to identify, evaluate or assist in identifying or evaluating nominees brought to their attention.
     The Nominating/Corporate Governance Committee will also consider director candidates recommended by the stockholders. For the 2012 annual meeting of stockholders, any such recommendation should be submitted in writing on or before December 20, 2011, to permit adequate time for review by the committee. The recommendation should also provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications, the candidate’s consent to being considered as a nominee, and a way to contact the candidate to verify his or her interest and to gather further information, if necessary. In addition, the stockholder should submit information demonstrating the number of shares he or she owns. Stockholders may send recommendations for director candidates to the address listed above under Communication with the Board. Stockholders who wish to nominate an individual to the Board must follow the advance notice and other requirements of the Company’s Bylaws.

BOARD MEETINGS, ATTENDANCE AND COMMITTEES
     The Board met 14 times during the year ended December 31, 2010, including telephone meetings. All directors attended at least 75% of the meetings held. The Board took all other actions by unanimous written consent during 2010. In addition, all directors attended at least 75% of all meetings of each of the committees on which they served. Mr. Wettstein, Chairman of the Board, acted as chairman of each Board meeting.
     At each in-person meeting, the Board holds an executive session with only the non-management Board members. Mr. Wettstein, Chairman of the Board, was elected by the independent Board members to chair the executive session.
     The Company encourages the directors to attend the annual meeting of stockholders, but does not have a policy that all of the directors must be present. All of the directors attended last year’s annual meeting of stockholders. The Board has an Audit Committee, Compensation Committee, Reserves Committee and a Nominating/Corporate Governance Committee.
     On occasion, the Board appoints other committees to deal with certain matters.
Audit Committee Report
     The Audit Committee is currently comprised of four outside independent directors, Messrs. Beatty, Heather, Stein and Wettstein, with Mr. Stein currently acting as Chairman. The purpose of the committee is to appoint, oversee, compensate and evaluate the Company’s independent registered public accounting firm and the Company’s internal audit function, and to provide assistance to the Board in fulfilling its oversight responsibility with respect to:
•	the integrity and quality of the Company’s financial statements;

•	evaluation of the internal controls of the Company;

•	the performance of the Company’s internal audit function and its independent registered public accounting firm;

•	the independent registered public accounting firm’s qualifications and independence;

•	compliance by the Company with legal and regulatory requirements;

•	evaluating whether the Company has effective processes for business risk assessment and risk management; and

•	compliance with the Company’s code of conduct and ethics.
     The Audit Committee meets regularly with financial management, the Company’s Director of Internal Audit and the independent registered public accounting firm to review financial reporting and accounting and financial controls of the Company. The Audit Committee reviews and gives prior approval for fees and non-audit related services of the independent registered public accounting firm. The Director of Internal Audit and independent registered public accounting firm all have unrestricted access to the Audit Committee and meet with the Audit Committee without management representatives present to discuss the results of their examinations and their opinions. The Audit Committee has the power to conduct internal audits and investigations, receives recommendations or suggestions for changes in accounting procedures, and has the power to initiate or supervise any special investigations it may choose to undertake. Each year, the Audit Committee recommends to the Board an independent registered public accounting firm. The Audit Committee met eight times during 2010, including telephone meetings.
     The NYSE and the SEC have adopted standards with respect to independence and financial experience of the members of the Audit Committee. The standards require that all of the members of audit committees be independent and that they all be able to read and understand fundamental financial statements, including balance sheets, income statements and cash flow statements. Additionally, at least one member of the committee must be deemed to be the “audit committee financial expert.” The financial expert must be knowledgeable in the application of generally accepted accounting principles, the understanding and preparation of financial statements, accounting for estimates, accruals and reserves, internal accounting controls and audit committee functions. Such knowledge is to have been obtained through past education and experience in positions of financial oversight. Both Mr. Stein and Mr. Wettstein have such experience and have been designated as “audit committee financial experts.” All members of the Audit Committee satisfy the criteria for both independence and experience.
     The Audit Committee reports to the Board on its activities and findings. The Board adopted a written charter for the Audit Committee in 2000 and last amended it in March 2011 to incorporate changes in several administrative provisions. The charter is available on our website at www.denbury.com under the “Investor Relations — Corporate Governance” link. We will send stockholders a printed copy of the Audit Committee written charter, without charge, upon request to Laurie Burkes at our company headquarters.

     The Audit Committee reports as follows with respect to the Company’s 2010 audited financial statements:
•	The Committee reviewed and discussed with management the Company’s 2010 audited financial statements;

•	The Committee discussed with the independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by SAS 61, as modified or supplemented, which include matters related to the conduct of the audit of the Company’s financial statements;

•	In accordance with the applicable requirements of the Public Company Accounting Oversight Board, the Committee has received written disclosures and the letter from the independent registered public accounting firm in accordance with its communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence from Denbury;

•	The Committee reviewed the Company’s adherence to Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations;

•	Based on review and discussions of the Company’s 2010 audited financial statements, including management’s discussion and analysis of financial condition and results of operations, with management and the independent registered public accounting firm, the Audit Committee approved Denbury’s audited financial statements and management’s discussion and analysis of financial condition and results of operations for inclusion in the Company’s 2010 Annual Report on Form 10-K; and

•	The Committee performed other matters as set forth in the Audit Committee Charter.
The Audit Committee
Randy Stein, Chairman
Michael L. Beatty
David I. Heather
Wieland F. Wettstein
Compensation Committee
     The Compensation Committee is comprised of three outside independent directors, Messrs. Decker, Wettstein, and McMichael, with Mr. McMichael acting as its Chairman. The purpose of the Compensation Committee is to provide assistance to the Board in discharging its responsibilities relating to the compensation and development of the Chief Executive Officer and other officers, and to oversee and administer equity and other compensation and benefit plans, including:
•	recommending to the Board the design of an overall compensation program and structure for the Company and reviewing the program annually, recommending to the Board overall salary increases, bonuses and other annual compensation, and proposing modifications to the compensation program as deemed necessary;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation and evaluating the Chief Executive Officer’s performance in light of these goals, and determining and recommending to the Board his compensation in light of this evaluation as well as reviewing and setting compensation details of all key senior executives and elected corporate officers on an annual basis;

•	recommending to the Board the adoption or amendment of the Company’s equity-based and other incentive compensation plans, and approving, administering and granting awards under these plans; and

•	reviewing and discussing with management the compensation discussion and analysis and preparing and publishing an annual report on executive compensation, both of which are included in this proxy statement.
     The Compensation Committee is granted the authority to delegate any of its responsibilities to subcommittees, as it deems appropriate. During the fourth quarter of each year, management reviews the entire Company’s compensation, based on recommendations from their subordinate managers and supervisors, and makes a proposal to the Compensation Committee for its review and approval. The specific responsibilities of the Compensation Committee are identified in its charter, which is available on the Company’s website at www.denbury.com under the “Investor Relations - Corporate Governance” link. We will send stockholders a printed copy of the Compensation Committee charter, without charge, upon request to Laurie Burkes at our company headquarters. The Compensation Committee met six times during 2010.

Reserves Committee
     In February 2008, the Board created a Reserves Committee which assumed the duties of the Audit Committee related to the oversight of the Company’s independent petroleum engineers. This committee currently consists of Messrs. Heather, McMichael and Decker, with Mr. Heather acting as chairman. The purpose of the Committee is to provide assistance to the Board in fulfilling its oversight responsibility with respect to:
•	the performance of the Company’s independent petroleum engineer;

•	the independent petroleum engineer’s qualifications and independence; and

•	the calculation and reporting of the Company’s oil and natural gas reserves.
     The Reserves Committee met twice during 2010 and on other occasions as part of the full Board meeting. The specific responsibilities of the Reserves Committee are identified in its charter, which is available on the Company’s website at www.denbury.com under the “Investor Relations — Corporate Governance” link. We will send stockholders a printed copy of the Reserves Committee charter, without charge, upon request to Laurie Burkes at our company headquarters.
Nominating/Corporate Governance Committee
     The Nominating/Corporate Governance Committee is currently comprised of Messrs. Beatty, Greene, and Stein, with Mr. Beatty acting as chairman. All of the members of the Nominating/Corporate Governance Committee are independent under the NYSE corporate governance listing standards. The purpose of the Committee is to provide assistance to the Board in discharging its responsibilities for ensuring the effective governance of the Company, including:
•	identifying individuals qualified to become members of the Board;

•	recommending to the Board the director nominees for the annual meeting of stockholders or for appointment by the Board if a vacancy occurs between annual meetings;

•	seeking to maintain the independence and quality of the Board through an annual self-evaluation and compliance with applicable laws and regulations for each director and committee member;

•	developing and recommending to the Board adoption of its various codes of conduct, ethics, and governance guidelines;

•	monitoring and developing the necessary training for new and existing Board members;

•	recommending to the Compensation Committee director compensation and benefits for directors on an annual basis;

•	reviewing related party transactions; and

•	reviewing the Company’s proxy statement prior to its publication.
     The specific responsibilities of the Nominating/Corporate Governance Committee are identified in its charter, which is available on the Company’s website at www.denbury.com under the “Investor Relations — Corporate Governance” link. We will send stockholders a printed copy of the Nominating/Corporate Governance Committee charter, without charge, upon request to Laurie Burkes at our company headquarters. The Nominating/Corporate Governance Committee met twice during 2010 and on other occasions as part of the full Board meeting. Also, see Identification of Director Candidates.
COMPENSATION OF DIRECTORS
Directors’ Fees
     We provide both cash and equity compensation to all of our non-employee directors so as to attract, motivate, and retain experienced and knowledgeable persons to serve as our directors and to promote an identity of interest between our directors and you, our stockholders.
     In 2010, our directors were paid an annual retainer fee of $60,000 plus $2,000 per Board meeting attended, $1,000 per telephone conference attended and $1,000 for non-committee meetings or conferences attended as part of their duties as a Board or committee member. The Board meeting attendance fees also apply to any committee meeting if they occur on a different date than the Board meetings. We also reimburse our non-employee directors for out-of-pocket travel expenses in connection with each Board meeting attended. The Chairman of the Compensation Committee is also paid an additional fee of $10,000 per year, and the additional fee for Mr. Wettstein serving as Chairman of the Board is $100,000 per year. Mr. Roberts received a fee of $187,500 for serving as Co-Chairman and Chief Strategist of the Company for the first three quarters of 2010 and received a fee of $50,000 for his role as a director during the fourth quarter of 2010. The Chairman of the Audit Committee is paid an additional fee of $30,000 per year and all Audit Committee members are paid an additional annual retainer of $5,000 for serving on the Audit Committee. Directors may also receive an additional $5,000 per year fee for performing special services. In March 2010, each non-employee director received 4,747 shares of restricted stock and 4,515 SARs, which restricted shares and SARs both vested in March 2011, one year from the date of grant.

     The Nominating/Corporate Governance Committee hired Longnecker & Associates in 2010 to perform a director compensation review utilizing the same peer group of companies utilized for the 2010 executive compensation review (see further discussion at Executive Compensation — Compensation Discussion and Analysis — Independent Compensation Consultant). Based on the analysis prepared by Longnecker & Associates and other supplemental schedules prepared by the Company’s management, the Nominating/Corporate Governance Committee recommended that board compensation for 2011 be targeted at approximately 60% of the anticipated peer group’s board compensation levels. As a result of the board compensation review, the following changes were made to board compensation for 2011:
•	The annual retainer paid to the Chairman of the Compensation Committee has been increased from $10,000 per year to $12,000 per year; and

•	Equity granted to directors will consist solely of restricted stock instead of restricted stock and SARs, as in prior years, and the value of equity compensation will increase by approximately $16,900 per year, from approximately $114,100 to approximately $131,000 per year.
In addition to his receiving the same compensation as the other directors for 2011, Mr. Roberts is also being paid $35,000 per year for his services as an employed geological advisor. All other director retainers and fees will remain the same for 2011. In January 2011, each non-employee director received 6,961 shares of restricted stock which vest one year from the date of grant. The Company has established stock ownership guidelines for its directors (see Executive Compensation — Compensation Discussion and Analysis — Objectives and Philosphy). All restricted shares vest upon death, disability or a change of control.
     We adopted a Director Compensation Plan effective July 1, 2000, for a term of ten years, and amended the plan in May 2005 to remove any deferred compensation aspects of the plan, which aspects had not been used by any director since its adoption. The Board further amended the plan in February 2009 to extend the term of the plan for an additional five years to July 2015. The Director Compensation Plan allows each non-employee director to make a quarterly election to receive his or her compensation either in cash or in shares of our common stock. The number of shares issued to a director who elects to receive shares of common stock under the Director Compensation Plan is calculated by dividing the director fees to be paid to such director by the closing price of the Company’s common stock on the date the fees are payable, which is the last day of each quarter. We have reserved 400,000 shares for issuance under the Director Compensation Plan, for directors who elect to receive their compensation in stock, and as of February 28, 2011, had 210,430 shares remaining available under the plan.
2010 Director Compensation Table

Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)	SARs(3)	All Other Compensation (4)	Total
Wieland F. Wettstein	$194,000	$76,664	$37,429	$232	$308,325
Michael L. Beatty(5)	105,994	76,664	37,429	14,733	234,820
Michael B. Decker(5)	83,995	76,664	37,429	232	198,320
Ronald G. Greene(5)	82,994	76,664	37,429	232	197,319
David I. Heather	103,000	76,664	37,429	14,733	231,826
Gregory L. McMichael	95,000	76,664	37,429	21,764	230,857
Gareth Roberts(6)	237,500	—	—	21,764	259,264
Phil Rykhoek(7)	—	—	—	—	—
Randy Stein	125,000	76,664	37,429	13,406	252,499

(1)	Represents fees earned for services as a director during 2010, including the annual base retainer fee and chairmanship or membership fees associated with service on the Board or any committee of the Board.

(2)	Represents the fair value of restricted stock granted during 2010, which was the fair market value of the stock on the date of grant. These awards include awards made pursuant to our 2004 Plan. Further discussion regarding the underlying awards is included in Note 8 to the Company’s audited financial statements for the year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2011.

(3)	Represents the fair value of stock-settled SARs granted during 2010 using the Black-Scholes option pricing model as of the date of grant. These awards were made pursuant to our 2004 Plan. Further discussion regarding the underlying awards, including assumptions, is included in Note 8 to the Company’s audited financial statements for the year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2011.

(4)	Represents insurance premiums paid for medical, dental, vision and/or life insurance coverage. Medical insurance premiums paid for 2010 were $13,330 for Messrs. Beatty and Heather, $19,678 for Messrs. McMichael and Roberts and $12,061 for Mr. Stein.

(5)	Fees earned represent amounts paid in cash or stock pursuant to our Director Compensation Plan. Mr. Beatty received 6,404 shares of stock in lieu of $105,994 in cash. Mr. Decker received 4,694 shares of stock in lieu of $77,380 in cash. Mr. Greene received 5,020 shares of stock in lieu of $82,994 in cash.

(6)	The compensation above reflects Mr. Roberts’ 2010 compensation for serving as Co-Chairman of the Board of Directors until October 6, 2010 and as a director thereafter, and does not include amounts paid to him as Chief Strategist of the Company until October 6, 2010 and a geological advisor thereafter. Beginning in 2011, Mr. Roberts will be compensated as a director in the same manner and amount as other non-executive members of the Board of Directors.

(7)	Mr. Rykhoek, Chief Executive Officer of Denbury, joined the Board as a director on December 16, 2010, and is not compensated separately for serving as a director. All compensation paid to Mr. Rykhoek is reported in the Summary Compensation Table on page 36.

Director 2010 Outstanding Equity Awards at Year-End

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying						Market Value of
	Unexercised Options	Unexercised Options				Number of Shares of		Shares of Stock
	(#)	(#)		Option Exercise	Option Expiration	Stock That Have Not		That Have Not
Director	Exercisable	Unexercisable		Price ($)	Date	Vested (#)		Vested ($)

Wieland F. Wettstein	12,000			$6.9275	1/3/2015
	6,000			13.5150	2/22/2016
	6,489			12.9700	1/2/2016
		4,515	(1)	16.1500	3/11/2017
						2,400	(2)	$45,816
						4,747	(3)	90,620

Michael L. Beatty	6,489			$12.9700	1/2/2016
		4,515	(1)	16.1500	3/11/2017	4,800	(4)	$91,632
						4,747	(3)	90,620

Michael B. Decker	6,489			$12.9700	1/2/2016
		4,515	(1)	16.1500	3/11/2017
						4,800	(4)	$91,632
						4,747	(3)	90,620

Ronald G. Greene	12,000			$6.9275	1/3/2015
	6,000			13.5150	2/22/2016
	6,489			12.9700	1/2/2016
		4,515	(1)	16.1500	3/11/2017
						2,400	(2)	$45,816
						4,747	(3)	90,620

David I. Heather	12,000			$6.9275	1/3/2015
	6,000			13.5150	2/22/2016
	6,489			12.9700	1/2/2016
		4,515	(1)	16.1500	3/11/2017
						2,400	(2)	$45,816
						4,747	(3)	90,620

Gregory L. McMichael	12,000			$6.9275	1/3/2015
	6,000			13.5150	2/22/2016
	6,489			12.9700	1/2/2016
		4,515	(1)	16.1500	3/11/2017
						2,400	(2)	$45,816
						4,747	(3)	90,620

Gareth Roberts (5)

Phil Rykhoek (6)

Randy Stein	12,000			$6.7625	1/21/2015
	6,000			13.5150	2/22/2016
	6,489			12.9700	1/2/2016
		4,515	(1)	16.1500	3/11/2017
						2,400	(2)	$45,816
						4,747	(3)	90,620

(1)	These stock-settled SARs cliff vested 100% on March 11, 2011, one year after the date of grant.

(2)	These shares of restricted stock cliff vested 100% on January 7, 2011, three years after the date of grant.

(3)	These shares of restricted stock cliff vested 100% on March 11, 2011, one year after the date of grant.

(4)	These shares of restricted stock vest on December 12, 2011 and 2012, at the rate of 2,400 shares of unvested stock per year. In addition to the foregoing vesting provisions, all of these unvested shares will vest upon a holder’s death or disability or a change of control of the Company.

(5)	During 2010 until October 6, 2010, Mr. Roberts served in a dual capacity as both the Chief Strategist of the Company and as Co-Chairman of the Board of Directors and did not receive any director equity compensation. Mr. Roberts retains certain equity awards he received as Chief Executive Officer of the Company prior to his resignation from that office on June 30, 2009. Effective October 6, 2010, Mr. Roberts resigned as Co-Chairman of the Board and now serves in a dual capacity as geological advisor to the Company and as a director.

(6)	Mr. Rykhoek, Chief Executive Officer of Denbury, joined the Board as a director on December 16, 2010, and is not compensated separately for serving as a director. All compensation paid to Mr. Rykhoek is reported in the Summary Compensation Table on page 36.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table lists, as of February 28, 2011, the stockholders of which we are aware that beneficially owned more than 5% of our issued and outstanding common stock and the common stock held by our executive officers and directors, individually and as a group to our knowledge solely based upon public filings. Unless otherwise indicated, each stockholder identified in the table is believed to have sole voting and investment power with respect to the shares beneficially held. The table includes shares that were acquirable within 60 days following February 28, 2011 under our 1995 Plan and 2004 Plan.

	Beneficial Ownership of
	Common Stock as of
	February 28, 2011
			Percent of
Name and Address of			Shares
Beneficial Owner	Shares		Outstanding
Wieland F. Wettstein	215,103	(1)(2)	*
Michael L. Beatty	59,850	(3)	*
Michael B. Decker	55,019	(3)	*
Ronald G. Greene	4,136,090	(1)(4)	1.0%
David I. Heather	113,753	(1)(5)	*
Gregory L. McMichael	60,953	(1)	*
Gareth Roberts	2,264,917	(6)(7)	*
Randy Stein	94,015	(1)	*
Phil Rykhoek	769,415	(8)(9)	*
Ronald T. Evans	882,487	(8)	*
Mark C. Allen	606,063	(8)	*
Robert Cornelius	265,488	(8)	*
H. Raymond Dubuisson	447,893	(8)	*
All of the executive officers and directors as a group (14 persons)	10,087,805	(10)	2.5%
Capital World Investors	43,852,300	(11)	10.9%
33 South Hope Street
Los Angeles, CA 90071
BlackRock, Inc.	28,675,325	(12)	7.2%
40 East 52nd Street
New York, NY 10022
FMR LLC	27,387,607	(13)	6.8%
82 Devonshire Street
Boston, MA 02109

(1)	Includes (a) 4,747 shares of unvested restricted common stock which vested on March 11, 2011, (b) 6,961 shares of unvested restricted common stock which vest on January 7, 2012 (c) 12,000 stock options that are currently exercisable, (d) 12,489 SARs that are currently exercisable and (e) 4,515 SARs that became exercisable on March 11, 2011. In addition to the foregoing vesting provisions, all of these awards will vest upon a holder’s death or disability or a change of control of the Company.

(2)	Includes 90,072 shares of common stock held by Mr. Wettstein’s spouse.

(3)	Includes (a) 4,800 shares of unvested restricted common stock which vest on December 12, 2011 and 2012, at the rate of 2,400 shares per year, (b) 4,747 shares of unvested restricted common stock which vested on March 11, 2011, (c) 6,961 shares of unvested restricted common stock which vest on January 7, 2012, (d) 6,489 SARs that are currently exercisable, and (e) 4,515 SARs which became exercisable on March 11, 2011. All of these awards will vest upon a holder’s death or disability or a change of control of the Company.

(4)	Includes 80,600 shares of common stock held by Mr. Greene’s spouse in her retirement plan and 2,736,012 shares held by Tortuga Investment Corp., which is solely owned by Mr. Greene. Mr. Greene’s shares held by Tortuga Investment Corp. include 90,000 shares that are pledged as security. Amount includes 1,000,000 shares on which Mr. Greene wrote a call option in March 2011 whereby the purchaser(s) of the call option(s) can purchase the shares from Mr. Greene for $28 per share. The call option expires in late November 2011.

(5)	Includes 73,041 shares of common stock held in a family trust of which Mr. Heather is a trustee.

(6)	Includes 223,320 shares of common stock held by a corporation which is solely owned by Mr. Roberts, 8,912 shares held by his spouse and 1,000 shares held by his minor child. Mr. Roberts has 1,740,477 shares pledged as security.

(7)	Includes (a) 251,888 stock options and SARs that are currently exercisable or that become exercisable within 60 days from February 28, 2011, (b) 25,996 shares of performance-based stock for which the performance criteria have been met and which vested on March 31, 2011, (c) 21,662 shares of unvested restricted stock which vested on March 31, 2011, (d) 6,961 shares of unvested restricted stock which vest on January 7, 2012, (e) 54,128 shares of unvested restricted stock which vest on March 31, 2012, and (f) 131,600 shares of unvested restricted stock that vest ratably each January 31 until the final vesting upon the date of retirement eligibility. In addition to the foregoing vesting provision, all of these shares will vest upon the holder’s death or disability or a change of control of the Company.

(8)	Includes the following shares of common stock (as shown in the table below) for each respective individual which they respectively have the right to acquire pursuant to (a) stock options and SARs that are currently exercisable or that become exercisable within 60 days from February 28, 2011, (b) shares of performance-based stock for which the performance criteria have been met and which vested on March 31, 2011 (c) shares of unvested restricted stock which vested on March 31, 2011, (d) shares of unvested restricted stock granted to Phil Rykhoek, Ronald T. Evans, and Mark C. Allen, which vest annually over the next two years on June 30 of 2011 and 2012, (e) shares of unvested restricted stock which vest on March 31, 2012 (f) shares of unvested restricted common stock that vest on March 31, 2013, (g) shares of unvested restricted common stock that will vest on March 31, 2014 and (h) shares of unvested restricted stock that vest ratably between January 31, 2012 and the date the officer becomes retirement eligible, which is upon the officer reaching a retirement age between the ages of 60 and 65, depending on length of service. In addition to the foregoing vesting provisions, all of these shares will vest upon a holder’s death or disability or a change of control of the Company, with the exception of the shares that vest on March 31, 2011; March 31, 2012 and March 31, 2013 for Messrs. Rykhoek, Evans, Allen, and Dubuisson. These amounts only include shares related to performance-based awards if the performance period is complete.

			Phil	Ronald T.	Mark C.	Robert	H. Raymond
			Rykhoek	Evans	Allen	Cornelius	Dubuisson
Stock Options	(a	)	65,472	99,286	123,223	—	203,820
Performance-based Awards — Vested on March 31, 2011	(b	)	77,361	77,361	54,027	58,360	29,393
Unvested Restricted Stock — Vested on March 31, 2011	(c	)	12,644	12,644	9,034	12,644	7,221
Unvested Restricted Stock — Vesting on June 30, 2011	(d	)	3,394	3,394	1,244	—	—
Unvested Restricted Stock — Vesting on March 31, 2012	(e	)	34,937	34,937	29,524	34,937	19,231
Unvested Restricted Stock — Vesting on June 30, 2012	(d	)	3,395	3,395	1,245	—	—
Unvested Restricted Stock — Vesting on March 31, 2013	(f	)	38,387	38,387	26,658	26,658	12,795
Unvested Restricted Stock — Vesting on March 31, 2014	(g	)	40,530	36,891	24,048	24,048	9,620
Unvested Restricted Stock — Retirement Vesting	(h	)	163,334	196,001	101,999	—	29,750

Total			439,454	502,296	371,002	156,647	311,830
(9)	Mr. Rykhoek has 223,583 shares pledged as security for a personal credit line under which no amounts were drawn as of April 15, 2011.

(10)	Our executive officers are those officers who, as of March 9, 2011, fall within the definition of Rule 16a-1(f) of the Securities and Exchange Act of 1934, and include our named executive officers and our Chief Accounting Officer. Shares beneficially owned by these executive officers and directors as a group include (a) 950,690 shares of common stock which the executive officers and directors as a group have the right to acquire pursuant to stock options which are currently exercisable or which become exercisable within 60 days from February 28, 2011, (b) 1,346,799 shares of restricted stock which vest over time, and (c) 310,153 shares to be issued pursuant to performance-based awards for which (i) the performance period has lapsed and (ii) that will vest within 60 days of February 28, 2011. The maximum number of shares at February 28, 2011 that could be issued to executive officers pursuant to performance share awards for which the performance period has not lapsed is 289,514 shares.

(11)	Information based on Schedule 13G/A filed with the SEC on February 14, 2011. Capital World Investors claims sole power to vote or to direct the vote of 43,852,300 shares and sole power to dispose or to direct the disposition of 43,852,300 shares.

(12)	Information based on Schedule 13G/A filed with the SEC on February 4, 2011. BlackRock Inc. claims sole power to vote or to direct the vote of 28,675,325 shares and sole power to dispose or to direct the disposition of 28,675,325 shares.

(13)	Information based on Schedule 13G/A filed with the SEC on February 14, 2011. FMR LLC claims sole power to vote or to direct the vote of 2,410,366 shares and sole power to dispose or to direct the disposition of 27,387,607 shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 24,607,510 shares as a result of acting as an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson III and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 24,607,510 shares owned by the Funds. The power to vote or direct the voting of the 24,607,510 shares directly owned by the Fidelity Funds resides with the Funds’ Boards of Trustees.
MANAGEMENT
     The names of our officers, the offices held by them and the period during which such offices have been held are set forth below. Each officer holds office until his successor is duly elected and qualified in accordance with our Bylaws.

Name	Age	Position
Phil Rykhoek	54	Director & Chief Executive Officer
Ronald T. Evans	48	President & Chief Operating Officer
Mark C. Allen	43	Senior Vice President, Chief Financial Officer, Treasurer & Assistant Secretary
Robert L. Cornelius	56	Senior Vice President — Operations & Assistant Secretary
Dan E. Cole	58	Vice President — Marketing
Bradley A. Cox	49	Vice President — Business Development
Greg Dover	58	Vice President — North Region
H. Raymond Dubuisson	60	Vice President — Legal
John Filiatrault	45	Vice President — CO2 Supply & Pipeline Operations
Charlie Gibson	52	Vice President — West Region
Jeff Marcel	49	Vice President — Drilling
Steve McLaurin	44	Vice President — Chief Information Officer
Alan Rhoades	46	Vice President — Chief Accounting Officer
Barry Schneider	48	Vice President — East Region
Whitney Shelley	43	Vice President — Human Resources
     Set forth below is a description of the business experience of each of our current officers.
     Phil Rykhoek is a director and Chief Executive Officer of Denbury. Biographical information for Mr. Rykhoek is included under Proposal One — Election of Directors.
     Ronald T. Evans, President and Chief Operating Officer, is a registered Professional Engineer who joined us in September 1999. Mr. Evans served as Senior Vice President, Reservoir Engineering until June 30, 2009. Before joining Denbury, he was employed as a manager with Matador Petroleum Corporation for 3 years and employed by Enserch Exploration, Inc. for 12 years in various positions. Mr. Evans received his Bachelor of Science degree in Petroleum Engineering from the University of Oklahoma in 1984 and his MBA from the University of Texas at Dallas in 1995. Mr. Evans also served as a director of ENP between August 2010 and December 2010, and Genesis Energy, L.P. between May 2002 and February 2010.
     Mark C. Allen, a Certified Public Accountant, is Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary. Mr. Allen served as Vice President and Chief Accounting Officer until June 30, 2009. Before joining Denbury in April 1999, Mr. Allen was Manager of Financial Reporting for ENSCO International Incorporated from November 1996 to April 1999. Prior to November 1996, Mr. Allen was a manager in the accounting firm of Price Waterhouse LLP. Mr. Allen also served as a director of ENP between August 2010 and December 2010, and Genesis Energy, L.P. between June 2006 and February 2010.

     Robert L. Cornelius, Senior Vice President — Operations and Assistant Secretary, is an engineer and is responsible for all aspects of production, drilling, facilities and operations and has over thirty years of relevant industry experience. Before joining us in September 2006, Mr. Cornelius was Vice President of Operations with J.M. Huber Corporation, a large privately-owned company, beginning his employment there in 1982. Mr. Cornelius graduated from The University of Texas with a Bachelor of Science degree in Petroleum Engineering in 1977. Mr. Cornelius served as a director of ENP between August 2010 and December 2010.
     Dan E. Cole, Vice President — Marketing, joined us in October 2006. Prior to joining Denbury, Mr. Cole was Director of the Mississippi/Alabama Business Unit for Plains Marketing, LP, since April 2004, and Manager, Gulf Coast Region for EOTT Operating, for the prior eight years before its being acquired by Plains Marketing. Mr. Cole has 30 years of marketing, transportation and supply experience in the natural gas and crude oil industry. Mr. Cole received his Bachelor of Business Administration degree from Texas A&M University in 1974.
     Bradley A. Cox, Vice President — Business Development, joined us in January 1999. Prior to joining Denbury, Mr. Cox was employed with National Energy Group for two years where he was responsible for reserves and acquisitions, and was employed by Enserch Exploration, Inc. for 11 years in various onshore and offshore engineering positions. Mr. Cox received his Bachelor of Science degree in Petroleum Engineering from the University of Oklahoma in 1985.
     Greg Dover, Vice President — North Region, has been with Denbury for almost 14 years in various operations roles. Prior to coming to Denbury, Mr. Dover had previous experience with Coho Resources, Graham Resources and Petro-Lewis Corporation in various operations and reservoir engineering positions. Mr. Dover is a registered Professional Engineer in the State of Texas and received his Bachelor of Science degree in Petroleum Engineering from the University of Wyoming in 1979.
     H. Raymond Dubuisson, Vice President — Legal, joined Denbury in July 2002. Prior to joining Denbury, Mr. Dubuisson was a practicing oil and gas attorney in the Houston area primarily involved in exploration and production transaction work, preparation of title opinions, and negotiation and preparation of acquisition and divestiture agreements. He is licensed to practice law in the State of Texas, and has previously served as Vice President of Land for Weber Energy Corporation and Quanah Petroleum in Dallas, as Gulf Coast District Land Manager for Aminoil in Houston, and as Landman for Chevron in New Orleans.
     John Filiatrault, Vice President — CO2 Supply and Pipeline Operations, joined Denbury in June 2010. Prior to joining the Company, his career spanned 23 years in the energy industry with Natural Gas Pipeline Company of America, El Paso Corporation and Kinder Morgan in a variety of assignments relating to engineering and operations. His most recent assignments were Director, Risk Engineering and Director of Gas Pipeline Operations with Kinder Morgan. Mr. Filiatrault received his Bachelor of Science degree in Civil Engineering from Valparaiso University in 1988, and his MBA from Samford University in 2001.
     Charlie Gibson, Vice President — West Region, is a registered Professional Engineer, who joined us in September 2002. Mr. Gibson served as Vice President, Reservoir Engineering, from August 1, 2007 to March 31, 2008. Prior to joining Denbury, Mr. Gibson was employed as a manager with Coho Resources for six years and employed by Sun/Oryx for 14 years in various reservoir and production engineering positions. Mr. Gibson received his Bachelor of Science degree in Petroleum Engineering from Louisiana State University in 1981.
     Jeff Marcel, Vice President — Drilling, joined Denbury in 1996 and served in a variety of operational roles prior to his promotion to Vice President — Drilling in March 2010. Prior to joining Denbury, Mr. Marcel worked for Hunt Petroleum Corporation, Rosewood Resources Inc. and Placid Oil Company in various onshore and offshore engineering and management positions. Mr. Marcel received his Bachelor of Science degree in Petroleum Engineering from Louisiana State University in 1983.
     Steve McLaurin, Vice President — Chief Information Officer, joined Denbury in January 2011. Prior to joining Denbury, Steve was previously a partner with PricewaterhouseCoopers LLP, IBM and SolomonEdwardsGroup. Steve brings with him over 20 years of experience working with leading organizations and helping them manage their information technology solutions. He started his career as a systems analyst at General Dynamics. Steve holds a Bachelor of Science degree in Computer Science from Evangel University and is a Certified Information Systems Auditor (‘CISA’).
     Alan Rhoades, Vice President — Chief Accounting Officer, is a Certified Public Accountant. Before joining Denbury in July 2003, Mr. Rhoades was Assistant Controller for Amerada Hess Corporation from 2001 to 2003, and held that same position for Triton Energy Limited from 1996 until it was acquired by Amerada Hess Corporation in 2001. Prior to joining Triton Energy Limited, Mr. Rhoades was a manager in the accounting firm of KPMG LLP.

     Barry Schneider, Vice President — East Region, joined us in September 1999. Prior to joining Denbury, Mr. Schneider was employed as a production engineer for Wiser Oil for six years and by Conoco for nine years in various production, engineering and operation positions. Mr. Schneider received his Bachelor of Science degree in Natural Gas Engineering from Texas A&M—Kingsville in 1985.
     Whitney Shelley, Vice President — Human Resources, joined us in November 2009. Prior to joining Denbury, Ms. Shelley was Executive Vice President of Human Resources for Bank of America, joining them in 2004, and prior to that was Senior Director Human Capital Business Solutions at Blockbuster. Ms. Shelley achieved her Microsoft Certified Systems Engineer (‘MCSE’) certification in 1994 and graduated with a Bachelor of Science degree from the University of North Texas in 1990.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     The following discussion and analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of Denbury’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Denbury specifically cautions investors not to apply these statements to other contexts.
Executive Summary
     During 2010, we completed several strategic initiatives and reached several milestones:
•	Acquired Encore Acquisition Company (“Encore”), which established a new core area in the Rocky Mountain region;

•	Sold $1.5 billion of non-strategic Encore properties, including our interests in Encore Energy Partners LP (“ENP”), to reduce debt, which had increased in conjunction with our Encore acquisition;

•	Completed construction of our 325-mile Green Pipeline and commenced injecting CO2 transported by that pipeline into our Oyster Bayou and Hastings Fields in southeast Texas;

•	Acquired an interest in the Riley Ridge Federal Unit (“Riley Ridge”) in Wyoming, a property that contains significant volumes of CO2 potentially available for use in our proposed future tertiary operations in the Rocky Mountain region;

•	Sold our interests in Genesis Energy, L.P. and recognized a gain on the sales of $101.5 million;

•	Commenced tertiary production at Delhi Field and booked proved reserves of 29.5 million barrels of oil at that field;

•	Increased our proved reserves in our Bakken Shale play by 33.4 million barrels of oil equivalent, or 251%, to 46.7 million barrels of oil equivalent; and

•	Increased our proved CO2 reserves by 27% to 8.0 trillion cubic feet.
     Thus, 2010 was a very active year and one that transformed Denbury in many ways. Our agreement to acquire Encore was originally announced on November 1, 2009 and was consummated on March 9, 2010. In late 2009, the Committee recognized that significant incremental work would be necessary to make the Encore acquisition a success, and put in place a Company-wide incentive for 2010 under which each employee could earn an incremental 25% of their targeted bonus percentage for the successful integration of Encore. Also, with the increased size and expanded operations of the Company, the Committee expanded their normal executive compensation review for 2010 and hired an independent compensation consultant, Longnecker & Associates (“Longnecker”) to help analyze and make recommendations on the Company’s peer group selection, conduct a complete analysis of executive compensation against that peer group and perform a change-in-control analysis for our executive officers. The discussion below will discuss in detail our philosophy regarding compensation of our executive officers, the results of our analysis and the details around specific compensation decisions.
Objectives and Philosophy
     Our compensation policies are designed to ensure that salary levels and compensation incentives attract and retain top level individuals in key positions and are commensurate with each individual’s level of executive responsibility, the type and scope of our operations, and our Company-wide financial condition and performance.
     Our overall compensation philosophy is that:
•	we pay base salaries at the level to attract and retain outstanding talent, generally targeted at the median level (60% for 2010) of salaries of comparable companies;

•	long-term incentives are the main focus of executive compensation;

•	we encourage all employees to be stockholders to better align their interests with those of our stockholders; and

•	we reward employees primarily for the effort and results of the team or Company as a whole, rather than compensating only for individual performance.
     The components of our Company-wide compensation consist of:
•	competitive base salaries;

•	a bonus plan for all employees;

•	long-term awards for all employees, but with higher amounts for our professionals;

•	long-term awards that consist of a mix of deferred cash, SARs and time-vested restricted stock, with a higher percentage of these long-term awards being restricted stock for our managers and others in critical roles;

•	stock for our officers, of which one-third is comprised of restricted stock, one-third is comprised of SARs settled in stock, and one-third is comprised of performance-based stock;

•	for our executive officers that are part of the Investment Committee, a performance-based cash award, effectively increasing the amount of compensation subject to meeting performance criteria; and

•	a stock purchase plan for all employees.
     We believe that our overall program has proven to be an effective retention and motivation tool for our employees and management as evidenced by our low employee turnover ratio. In spite of the highly competitive environment that currently exists in our industry and the demand for experienced personnel, our turnover rate has averaged only 3% per year during the last two years, excluding involuntary terminations. We also believe that the combination of base salaries, discretionary annual bonuses, SARs, restricted stock and performance-based shares and cash for our executive officers provides a proper balance of compensation between short-term and long-term awards and between cash and equity awards, with over half the target related to long-term equity awards, an important part of our plan. We believe our equity awards align our executives’ objectives with those of our stockholders, with approximately one-third of those equity awards resulting in value to the executive only if the stock price increases (SARs) and another one-third tied to specific corporate performance objectives. A significant portion of total compensation (cash bonuses) is also determined based on subjective performance measures, assuring that our executives focus on the entire business and not just isolated narrow statistical categories (see more detailed discussions below).
     We have a mix of vesting parameters associated with our equity awards, although for the executive officers, our annual recurring long-term awards of time-based vesting restricted stock and SARs vest approximately three years from the date of grant. In the past, restricted stock awards have vested over various periods, most recently between three and five years. For performance-based stock awards, beginning in 2009 we changed the performance period from a three-year period to a one-year performance period. We believe this shorter vesting period is a better way to evaluate the results of these awards.
     During 2008, our Board adopted stock ownership guidelines. Under our stock ownership guidelines, all officers are expected to hold stock with a value equal to three times their then annual base salary, and directors will be expected to hold stock with a value of three times their annual cash compensation. If an officer that is part of our Investment Committee or a director has not yet met such stock ownership levels or falls below such levels for a specified period, the guidelines will provide that no shares of common stock can be sold by that officer or director (except in connection with tax withholding or a hardship exception granted by the Board) until such ownership levels are reached. If an officer that is not part of our Investment Committee has not yet met such stock ownership levels or falls below such levels for a specified period, the guidelines will provide that such officer must retain and hold at least one-third of any restricted shares that vest until such ownership levels are reached, unless a hardship exception is granted by the Board.
     We do not currently have a policy providing for specific compensation penalties if we were required to restate our financial statements. The only specific impact of this event would be a potential downward adjustment to our performance awards, not to exceed 25%, based on the subjective review by the independent directors of our Compensation Committee of our Board of Directors (the “Committee”) (see Performance-based Shares and Cash below), although such an event would also likely affect the more subjective cash bonuses awarded by the Committee each year which considers overall Company performance and would likely affect the value of the equity awards granted to our employees pursuant to our stock purchase plan and 2004 Plan.
     We believe it is important to have flexibility in designing our compensation programs in a manner that achieves our objectives. Under U.S. federal income tax law, we cannot take a tax deduction for certain compensation in excess of $1 million per year paid to our named executive officers. However, performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by the stockholders and meet other requirements. We have designed certain aspects of our compensation program to meet performance-based compensation criteria and maximize our tax deductible compensation. However, while we consider accounting and tax treatment of certain forms of compensation in the design of our compensation program, we choose to weigh all factors, and therefore we have not adopted a policy that limits our compensation options.
     Although portions of our compensation program are performance-based, we do not believe that our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company’s risk profile.
Independent Compensation Consultant
     During 2010 the Compensation Committee engaged Longnecker to serve as its independent compensation consultant. At the direction of the Compensation Committee, Longnecker performed reviews related to the Company’s peer group selection, executive compensation, and executive change-in-control value analysis. These reports provided the Committee with comparative data, analyses, conclusions and recommendations that the Committee used in making its compensation decisions for 2010. The data provided by Longnecker was primarily taken from public peer company proxy statements and other SEC filings. The ultimate compensation decisions for our named executive officers are made by our Compensation Committee. Other than the services mentioned above, performed at the request of the Compensation Committee, and an analysis of the Company’s board of directors’ compensation, prepared at the request of the Corporate Governance/Nominating Committee of the Board, Longnecker provided no other services for the Company. Longnecker had not provided services to the Company prior to 2010.

     Prior to the 2010 compensation review, the Committee had occasionally used a compensation consultant to review and analyze peer group information, but did not do so in 2009. In prior years, the Committee has used a combination of a broad-based industry survey and data obtained from a review of proxy materials from a selected group of our peer companies. Management uses what we believe to be one of the more complete compensation surveys for our industry, which is prepared by Effective Compensation, Incorporated (“ECI”), selected primarily because of its extensive listing of both employee positions and industry entities. Due to the comprehensive nature of the ECI survey, we primarily use it to compare the base salaries, bonuses and long-term compensation of our employees, as the survey includes almost all types of positions for an oil and natural gas exploration and production company. In the 2009 executive compensation review and in prior years, when the Committee reviewed overall compensation for our executive officers, it reviewed the data furnished by ECI, although it would typically rely more heavily on compensation data extracted from peer proxy materials, as the proxy materials include more data regarding stock and long-term compensation, the primary focus and emphasis of our executive compensation program.
Peer Survey Group Selection
     For our 2010 executive compensation review (conducted in the fall of 2010), the Compensation Committee requested Longnecker to prepare a peer group selection analysis. The selection of peer companies was made from independent publicly traded oil and gas companies with similar operations using several criteria, such as market capitalization, revenues, assets, enterprise value, EBITDA and production volumes. Our peer group was comprised of 14 companies in 2010 and 15 companies in both 2009 and 2008. The following lists contain our peer group companies for our 2010 and 2009 executive compensation reviews with changes noted below. Our peer group was the same in both 2009 and 2008, but was adjusted in 2010, based on recommendation from Longnecker as Denbury’s operations and size changed significantly following the acquisition of Encore in early 2010.

2010 Peer Group	2009 Peer Group
Cabot Oil and Gas	Berry Petroleum (b)
Cimarex Energy	Cabot Oil and Gas
Continental Resources (a)	Cimarex Energy
EQT Corporation (a)	Comstock Resources (b)
Forest Oil	Encore Acquisition (c)
Newfield Exploration	Forest Oil
Noble Energy (a)	Newfield Exploration
Petrohawk Energy (a)	Pioneer Natural Resources
Pioneer Natural Resources	Plains Exploration and Production
Plains Exploration & Production	Quicksilver Resources (b)
Range Resources	Range Resources
Southwestern Energy	Southwestern Energy
Ultra Petroleum (a)	St. Mary Land (b)
Whiting Petroleum	Swift Energy (b)
Whiting Petroleum

(a)	Added to peer group in 2010.

(b)	Removed from peer group in 2010.

(c)	Acquired by Denbury in 2010.
Targeted Compensation
     Our 2010 peer group review included an analysis of the following major components:
•	base salary;

•	target and actual total cash;

•	long-term incentives; and

•	target and actual total direct compensation.
     Based on the Committee’s review and consultation with Longnecker, it determined that compensation of our executive officers should approximate the 60th percentile of total compensation of the peer group, with the primary focus on long-term incentives. Longnecker recommended that the Company target a level higher than the median primarily because Denbury is one of the larger companies among the recommended 14 peer group companies. This is a change from the 2009 review in which the Committee had targeted pay toward the median amounts for base salary and total compensation.

     Consistent with the Company’s overall emphasis on team work, our senior management generally functions as an executive committee, which we refer to as our “Investment Committee.” Our Investment Committee currently consists of Phil Rykhoek, Chief Executive Officer; Ronald Evans, President and Chief Operating Officer; Mark Allen, Senior Vice President and Chief Financial Officer; and Robert Cornelius, Senior Vice President of Operations. This group reviews and approves almost all significant corporate decisions as a group. Thus, we operate on a less pyramidal basis than do most of our peers. Consistent with this approach, compensation of our senior management is more tightly bunched and more consistent among our senior management than at most of our peers, and there is less variance between our CEO’s salary and that of other members of our senior management. When we compare our senior management’s compensation to that of our peer group, we compare it mostly on an aggregate basis rather than on an individual basis. In practice, this means that we compare the total aggregate compensation for our named executive officers to the aggregate compensation for the top five executives of each company in our peer group, rather than comparing individual positions. For the latest compensation review in late 2010, in light of the Company’s consideration of another operational senior executive who will likely be added to the Company’s Investment Committee, we primarily focused on the aggregate compensation of the Investment Committee, which includes the top four executives of the Company, and for comparison purposes, included an additional senior executive with assumed compensation similar to the other senior vice presidents. To allocate the compensation among our named executive officers, we compared the compensation of our Chief Executive Officer and our President and Chief Operating Officer to the survey 60th percentile compensation of the top two highest paid executives (with slightly higher compensation for our Chief Executive Officer), and the compensation of our two senior vice presidents, plus an assumed third senior vice president, to the survey 60th percentile compensation of the third highest paid executive of our peers. As a result of this approach, our named executive officers tend to have more equal compensation among the group than most of our peers and the compensation of our Chief Executive Officer tends to be lower than the CEOs of our peers.
     Generally, we target our base salaries to be less than one-quarter of our executives’ total compensation, with the remainder to be paid either through bonuses or long-term equity awards. This means that all compensation components other than executives’ base salaries will be based, to a significant degree, on Company performance. Our compensation program also provides a mix of short-term and long-term incentives, with a heavier weighting towards long-term incentives.
     Peer Comparison Results. The results of the compensation review, wherein we compared the 2010 target compensation of our Investment Committee (four of the five named executive officers), plus an assumed fifth Investment Committee member, to the aggregate 2009 compensation of the top five reporting officers of our 14 member peer group, is summarized below, with each aspect of compensation discussed in more detail under the respective categories of compensation. The Denbury officers included in the comparisons below are Messrs. Rykhoek, Evans, Allen, and Cornelius, plus an assumed fifth Investment Committee member assumed to be compensated at the same level as Messrs. Allen and Cornelius. Note that the value of the equity represents the grant-date fair value of awards granted during the year.
2010 Denbury Target Compensation vs. Aged 2009 Peer Group Compensation

		Cash
		Bonuses
		and Non-
		equity	Total	Total	All
	Base	Incentive	Cash	Equity	Other	Total
($ in thousands)	Salary	Comp	Comp	Comp	Comp	Comp
60th percentile	$2,429	$3,967	$6,396	$8,405	$418	$15,219
Denbury totals	$2,100	$4,150	$6,250	$7,349	$246	$13,845
Denbury % to peers	86%	105%	98%	87%	59%	91%
     As shown above, the estimated 2010 target compensation of the executive officers included in our analysis equals approximately 91% of the 60th percentile of the top five officers in our peer group. As discussed above, the Committee determined that targeted total compensation for the Company’s executive officers should be targeted at the 60th percentile. In setting increases for these four executives, the Committee based its evaluation on the assumption that the Company would add an additional Sr. Vice President level position in 2011, who would be compensated at approximately the same level as Messrs. Allen and Cornelius. As such, when factoring in this information, and adding that anticipated compensation level to that of the four current executives, the aggregate compensation would be in the range of the targeted 60th percentile of total compensation of the peer group of $15.2 million.

     While the above peer group data was used as a guideline in determining various aspects of our executives’ compensation as discussed below, you should note that this is 2009 data, which has been aged by our compensation consultants to take into account estimated peer compensation adjustments for 2010, and therefore may not be completely representative of actual information. It is not possible to determine how compensation changed in 2010 or will change thereafter at the companies in our peer group and therefore, it is impractical for us to match the 60th percentile of our peer group, as the compensation of our peers is constantly changing.
Compensation Components
     Base Salaries. We strive to provide our senior management with a level of assured cash compensation in the form of base salaries that are appropriate given their professional status and accomplishments. We believe that base salaries should generally target the 60th percentile of the salaries of our peer companies. Because of our emphasis on team work, as discussed under Targeted Compensation, we review and set base salaries for our senior management largely on a group basis rather than on an individual basis. We do this to further emphasize our team approach and as such, seldom make distinctions for individual performance, experience or expertise among those individuals in the same levels within our executive group.
     To align the base salaries of the Investment Committee to that of our peers (see Peer Comparison Results above), in December 2010 the Committee granted an average base salary increase for these officers of 13.2%. Effective January 1, 2011, the salary of Mr. Rykhoek increased from $495,000 to $600,000, the salary of Mr. Evans increased from $495,000 to $544,500, and the salaries for Mr. Allen and Mr. Cornelius were increased from $370,000 to $407,000. This base salary increase for these executives resulted in a base salary for the named executive officers that was approximately equal to the anticipated 60th percentile of the base salaries of our peers, adjusting for anticipated increases during 2010, as evidenced in the peer comparison referenced above. Also, these base salaries represent approximately 15% of the targeted compensation for each of these individuals. The base salary for Mr. Dubuisson was increased from $257,400 to $265,120, an increase of approximately 3%, with the base salary for Mr. Dubuisson representing approximately 25% of his targeted compensation.
     Cash Bonus Plan. Since 1995, we have had a practice of paying cash bonuses to all of our employees each year (except in 1998 the only year in which we had a significant net loss, when no bonuses were paid to employees). There is no formal bonus plan, nor any formal written formulas for determining bonus amounts. The decision to pay bonuses and in what amounts is determined by our Committee on a Company-wide basis, and executive officers receive bonuses only if all other employees receive bonuses.
     Our practice used for 2010 bonuses, which is subject to review and change each year by our senior management and our Committee, includes various levels of bonus compensation depending on an employee’s job tier. Bonus levels for our non-officer employees range from 10% of base salary to 45% of base salary. The following two levels of bonus compensation reflect the target bonus levels for our corporate officers:
     Officer I — non-Investment Committee officers (70% of base salary)
     Officer II — Investment Committee members (100% of base salary)
     All cash bonuses are paid at the same level within each respective targeted range such that bonuses paid to all employees, including the officers, is consistent within their targeted range (i.e. if bonuses are paid at the middle of the range for one group, all other groups including the named executive officers also receive bonuses at the middle of the targeted range). Additionally, we have historically paid a Christmas bonus to all employees each year that is equivalent to one week of each employee’s base salary.
     Bonus determinations are made by our Committee subjectively, instead of being based on arithmetic methods, formulas or specific targets, based on an overall retrospective evaluation of our corporate results, taking into account a wide range of both non-numeric measures and financial and operational results, which measures and results are not determined until the year has concluded. Any measure that might be considered to determine whether or not an oil and natural gas company had a good year (or other measures of success or failure) is a possible consideration by the Committee. These measures have historically included an evaluation of production levels, stock performance, achievement of acquisition or disposition goals, completion of significant transactions, completion of significant projects (such as software systems or significant construction projects), operating and administrative expense levels, capital expenditures relative to budgeted levels, and the changes in our proved, probable and possible reserves for that period as compared to costs incurred. In addition, our Committee recognized that there would be significant incremental work related to the Encore acquisition and, at the end of 2009, put in place for 2010 a Company-wide incentive under which each employee could earn an incremental 25% of their targeted bonus for the successful integration of Encore. As our Committee’s decisions are subjective evaluations made on an overall basis, it is not possible to determine precisely how these measures are weighted or evaluated by the Committee.
     Based on our Committee’s evaluation of 2010 performance, the Committee concluded that 2010 cash bonuses for all employees should be awarded at the 125% level of the various bonus ranges. This decision was based upon their assessment that the Company successfully completed its merger with and integration of Encore, had positive overall performance during 2010 with regard to tertiary and overall production, operating costs, and health, safety and environment factors, coupled with significantly beneficial acquisitions, dispositions and other events during the year. As such, cash bonuses for 2010 were paid in early 2011, at 125% of the targeted bonus percentages for all employees. This translates, for example, to a total of 87.5% of base salary for the non Investment Committee officers (including Mr. Dubuisson) and 125% of base salaries for the four named executive officers that are on the Investment Committee.
     Stock Purchase Plan. To encourage stock ownership in the Company by all of our employees and to better align our employees’ interests with those of our stockholders, we have a stock purchase plan which allows all employees to contribute up to 10% of their base compensation in exchange for Company stock, with the Company matching 75% of such contributions, which is more generous with regard to company matching or stock discounts than the more typical plan that qualifies under Section 423 of the Internal Revenue Code. The combined funds are used at the end of each quarter to purchase common stock at the then current market price. In addition, we pay the income tax on the matching portion for front-line and entry-level employees. The stock purchase plan requires each employee to hold these shares for a minimum of one year before disposition. Of the total stock purchase plan matching contributions made by the Company during 2010, the named executive officers received approximately 4%. The named executive officers have the same limitations and rights under the plans as do our other employees and their benefits are the same as those for all other employees relative to their respective base salaries.
     Long-term Awards — Overall Program. Long-term compensation is a significant focus of our total compensation program for all employees, and is at an even higher level for our executives. Our overall long-term program consists of deferred cash bonuses (excluding the Investment Committee), SARs payable only in stock, restricted stock, and for our officers, performance-based stock, and for members of the Investment Committee, performance-based cash awards. For our most recent awards, all executives were given some level of cash awards along with the equity in order to help the executive cover the income taxes incurred on the vesting date since the tax withholding is often not sufficient to cover the total tax obligation. For the Investment Committee, this was in the form of a performance-based cash award (see Performance-based Shares and Cash below), and for the remaining officers, a deferred cash bonus.
     For our executives, our primary long-term compensation and retention awards have been in the form of equity, consisting of time-vesting restricted stock, SARs and performance-based stock. In our most recent compensation reviews, we split the stock awards to our Investment Committee into three equal pieces: one-third cliff-vesting restricted stock, one-third cliff-vesting SARs (based on the Black-Scholes option pricing model), and one-third performance-based stock (based on the targeted level). We believe equity awards for our executives align the interests of our executive officers (and all other employees) with those of our stockholders. All equity-based awards granted under our Stock Plan are designed to motivate the employee to increase the value of the Company, and hopefully help achieve a commensurate increase in the market price of our shares, which benefits not only the employee but the Company’s stockholders. Because stock price is the primary measure that stockholders use to measure our performance, we believe that it is an important way to measure our executives’ performance.
     Beginning in 2009, the Committee changed the period that all employees have to exercise their SAR awards (i.e. the termination date) from ten years to seven years. This change is beneficial for both our stockholders and the Company, as it decreases our compensation expense under the Black-Scholes option pricing model and results in SARs being exercised sooner, which will result in shares not utilized in the net settlement of SARs being returned to the pool for future awards.

     In the 2010 compensation review, we reviewed all aspects of our executives’ compensation and compared them to the peer group compensation data, valuing the long-term awards using grant-date fair values as presented in the Summary Compensation Table. We then adjusted each individual’s compensation package to achieve the targeted compensation levels for these individuals. Based on all the data, we determined that we would allocate our long-term award grants to our officers using the following allocations:

Officer I — non-Investment Committee Members	15% deferred cash / 25% SARs / 60% stock, of which 50% is cliff-vested restricted stock and 50% is cliff-vested performance-based restricted stock

Officer II — Investment Committee Members	Equity awards consisting of 33% SARs / 67% stock, of which 50% is cliff-vested restricted stock and 50% is cliff-vested performance-based restricted stock, plus performance-based cash as discussed below.
     Long-term Equity Awards. In keeping with the concept of maintaining a regular schedule of long-term awards that vest each year (our key retention feature), the Committee reviewed the executives’ compensation again in late 2010 to determine the appropriate amount of long-term equity awards to issue. The primary tool used in the analysis was a comparison of our executives’ compensation to that of our peers, using the required public disclosures of total compensation (see summary table under Peer Comparison Results above). As the comparison indicates, the executives’ total compensation was 91% of the 60th percentile of our peers, well below the targeted amount. Even with the salary increases and the increased cash bonuses, the Committee determined that our executive compensation was still approximately $1.4 million below the 60th percentile total compensation of the peer group. The Committee concluded that it would grant an equity package similar to prior grants, with a total value (based on the 100% performance target amount) of $7.0 million allocated among the Investment Committee as noted below under Awards Granted in January 2011, approximately the same as last year and relatively close to the equity compensation of our peer comparison above. The dollar value and shares granted to each officer are disclosed below under Awards Granted in January 2011.
     Performance-based Shares and Cash. In order to create additional performance incentives, one-third of our long-term stock awards for Investment Committee members are in the form of performance-based stock. Our goal is to select performance objectives which would not be significantly affected by commodity prices, or if so influenced, we chose as our measurement criteria comparisons to our peer group who theoretically would be subject to the same market influences on their performance. Further, we have employed four different performance objectives, as discussed below, so as to minimize any motivation for manipulation of the targets by our executives.
     In order to create additional performance-based compensation and to bring total targeted cash compensation more in line with that of our peers, during the 2009 compensation review, our Committee elected to add an award of performance-based cash to the compensation of our Investment Committee. The performance measures used for these awards are the same as those for the equity performance shares. If earned at the 100% targeted level, these awards, granted January 7, 2011, would be $550,000 for Messr. Rykhoek, $500,000 for Messr. Evans and $350,000 for Messrs. Allen and Cornelius. As with the performance shares, these awards will vest on March 31, 2012. The 100% target levels for the cash performance awards granted in 2010 were $500,000 for both Messrs. Rykhoek and Evans, and $350,000 for Messrs. Allen and Cornelius. See the Summary Compensation Table and related footnotes.
     The granted performance-based cash and stock will be earned (and eligible to vest) during the performance period depending upon the Company’s level of success in achieving four specifically-identified performance targets. Generally, one-half of the shares or cash eligible to be earned under the performance-based awards will be earned for performance at the designated target levels (100% target vesting levels) or upon any earlier change of control (for certain officers — see Change of Control and Severance Benefits below), and twice that number of shares or cash will be earned if the higher maximum target levels are met. If performance is below designated minimum levels for all performance targets, no performance-based shares or cash will be earned. The targets chosen by our Committee are generally intended to be based upon controllable Company performance factors, which for the most part are intended to exclude the effect of changes in commodity prices. The Committee is authorized to change any of the terms or conditions of the award in order to take into account any material unanticipated change in the Company’s operations, corporate structure, assets, or similar changes, but only to the extent such action carries out the original purpose, intent and objectives of the award, but not to discretionarily increase an individual award.
     The performance targets consist of (1) comparisons of actual results to budgeted or targeted amounts or (2) a relative comparison of our actual results to that of our peers. The targets cover four primary areas: (1) tertiary oil production (2) total corporate production, (3) total operating costs (excluding the cost of CO2), and (4) reserve replacement percentages. Performance awards granted prior to 2009 included a comparison of the total finding and development costs, general and administrative costs and operating expenses on a per unit basis as compared to the same total costs of our peer group, in lieu of the operating cost comparison used in the latest awards. The Committee changed this parameter beginning with the 2009 performance awards, as they believed that (i) it was difficult to accurately determine the comparable total costs of our peers due to the variability in industry accounting methods and reporting, and (ii) the lack of any peer companies with significant Enhanced Oil Recovery operations makes a comparison of total costs difficult due to the different nature of our operations. Also beginning with the 2009 performance awards, the Committee changed the measurement period for the performance awards from a three-year period to a one-year period. Also, each year the Committee reviews the various performance percentages and weighting allocations to account for growth in the Company and consistency at the different earned levels. The revised weighting and targets are outlined below.
     The performance target calculation is performed by reviewing each measure, determining the appropriate number of points for each measure based on the actual results as indicated in each table below, and calculating the sum. In the aggregate, the potential points earned range from zero to 200, which corresponds to a vesting percentage from zero percent to 200% of the targeted shares. As noted above, the measurement period was a three-year period for awards granted in January 2007 and 2008, and a one-year measurement period for the Awards granted in January 2009, 2010, and 2011. As such, two sets of performance share awards vested in each of March 2010 and 2011.
     The tertiary oil production performance measure compares our actual tertiary production to the targeted amounts over the one- or three-year measurement periods. The computation is measured as a percentage, computed by dividing the actual tertiary production by the targeted amounts. This award is intended to be approximately 35% of the total weighting. Points are earned as follows for the most recent awards granted in January 2011:

		Performance
	Tertiary Production Percentage	Percentage Points
A.	106.2% or more	70
B.	103.1% to 106.1%	56
C.	100% to 103.0%	42
D.	96.9% to 99.9%	28
E.	Less than 96.9%	0
     The total corporate production measurement is very similar to the tertiary production measure in that it compares our actual total corporate production to targeted amounts over the one- or three-year measurement periods. Because this measure is based on a larger number, with a one percent variance representing a larger absolute amount, the range of percentages used in this comparison is tighter. The computation is measured as a percentage, computed by dividing the actual corporate production by the targeted amounts. This award is intended to be approximately 20% of the total weighting. Points are earned as follows for this measure for the most recent awards granted in January 2011:

	Average Annual Corporate	Performance
	Production Percentage	Percentage Points
A.	105.9% or more	40
B.	103.0% to 105.8%	32
C.	100% to 102.9%	24
D.	97.0% to 99.9%	16
E.	Less than 97.0%	0

     The third measure compares our total operating costs to our budgeted amounts, both of which exclude the cost of CO2. CO2 costs are excluded because (i) they generally track oil prices and therefore a portion of that cost would not be controllable, and (ii) we generally want to inject or use more CO2 rather than less. As such, we do not want to include these costs in our budget. This award is intended to be approximately 25% of the total weighting. For this measure, points are earned as follows for the most recent awards granted in January 2011:

		Performance
	LOE Target Per BOE	Percentage Points
A.	Less than $16.88	50
B.	$16.88 to $17.37	40
C.	$17.38 to $17.89	30
D.	$17.90 to $18.43	20
E.	Greater than $18.43	0
     The final measure compares our actual reserve replacement percentages to targeted amounts. This award is intended to be approximately 20% of the total weighting. For this measure, points are earned as follows for the most recent awards granted in January 2011:

		Performance
	Reserve Replacement Percentage	Percentage Points
A.	300% or more	40
B.	200% to 299%	32
C.	150% to 199%	24
D.	100% to 149%	16
E.	Less than 100%	0
     We believe that it will be difficult to significantly exceed the targeted amounts of these performance measures, as to do so would require us to perform at or above 100% of our budgets or targets in every area. This would be difficult to achieve, as our forecasts assume a high level of efficiency. Since the performance measures cover the three primary focal points of our business, those being production, reserves and cost, exceeding our targets in all three of these areas becomes even more difficult. Our budgets or targets are not designed to be an easy goal. These targets are achievable, but require that work be completed on schedule and within targeted amounts, and significantly exceeding those targets is not considered likely, particularly in our current industry operating environment where goods, services, and personnel are in limited supply. Even if we are able to exceed our targets, there could be an error in our projections, as certain things like production are difficult to predict with absolute certainty. However in this case, we believe that our projections could be inaccurate in either direction with approximately the same probability.
     In addition to the specific performance measures described above, our Committee has the discretion to reduce the number of performance-based shares otherwise earned by up to 25% based on other factors, which include its review of our corporate governance, environmental and safety compliance, debt levels, and other discretionary factors. The Committee does not have the ability to discretionally increase the awards.
     Each of the target levels will be determined and defined by our Committee, based upon year-end targets or levels (for example, year-end 2010 reserves will serve as the baseline for the reserves replacement target for the awards granted in January 2011). Achievement of discretionary factors and confirmation of performance levels will be determined by our Committee. Any portion of the performance shares which are not earned by the end of the one- or three-year measurement period will be forfeited. In certain change of control events, the target level amount of the performance-based shares would vest.

Results of Performance Based Awards Vesting in 2011
     In March 2011, two different sets of performance-based incentive grants vested, those granted in 2008 and in 2010. The 2008 long-term incentive grants were awarded on January 7, 2008, and the number of performance-based shares of common stock earned by the executive officers was based upon Company performance for the three-year period ended December 31, 2010. The 2010 incentive grants were awarded on January 4, 2010, and the number of performance-based shares of common stock earned was based upon Company performance solely for the calendar year 2010. Both sets of shares earned under these awards vested on March 31, 2011. All other performance metrics upon which the performance-based incentive grants are based were similar to those discussed above, except that these awards granted in 2008 included a comparison of our total cost for finding and development, general and administrative and operating expenses as compared to those costs of our peers, rather than operating costs compared to our budget, as evidenced in the most recent award.
     The number of performance-based shares earned during the performance period depended upon the Company’s level of success in achieving the four specifically-identified performance targets discussed above. Generally, one-half of the shares earnable under the performance-based shares could be earned for performance at the designated target levels (100% target vesting levels), and all of the shares could be earned if the higher maximum target levels were met. The following is a summary of the performance points earned for each of the awards based on the Company’s performance for the four targets, with the number of points equal to the percentage of the maximum number of shares eligible to be earned under these awards:

	2008 Award	2008 Award	2010 Award	2010 Award
	Potential Points at	Performance Points	Potential Points at	Performance Points
Performance Target Metric	Maximum Target	Earned	Maximum Target	Earned
Actual tertiary oil production versus forecasted tertiary oil production	60	30	70	70
Actual total corporate production versus forecasted corporate production	45	25	40	32
Peer Group Efficiency Percentage - Finding cost, plus operating expenses, plus G&A expense per BOE versus peer group	50	20	—	—
Lease Operating Expense Target per BOE	—	—	50	20
Reserve Replacement Percentage	45	45	40	40

Total Points Earned	200	120	200	162

     On March 9, 2011, the Committee certified the performance results for the periods covered by both sets of the awards, which were also reviewed by the Company’s Internal Audit Department. The awards vested on March 31, 2011 at the 120% level for the 2008 Awards and at the 162% level for the 2010 Awards.

Awards Granted in January 2011
     During December 2010, the Committee decided to grant the named executive officers equity awards on January 7, 2011, valued at the dollar values shown below on the date of grant, with the determination of the number of shares granted computed by dividing the total dollar value of the award by the closing price of the Company’s stock on Friday, January 7, 2011, as quoted on the NYSE, rounded to the nearest whole number of shares:

			Shares of
		Shares of Time	Performance - Based
	Total	Vesting Restricted	Stock (Target
Name	Dollar Value (1)	Stock	Amount)	SARs
Phil Rykhoek	$2,274,873	40,530	40,530	76,137
Ronald T. Evans	2,070,623	36,891	36,891	69,301
Mark C. Allen	1,349,769	24,048	24,048	45,175
Robert L. Cornelius	1,349,769	24,048	24,048	45,175
H. Raymond Dubuisson	509,961	9,620	9,620	15,060

(1)	The grant date fair value of the restricted stock was $18.71 per share and the value of the SARs was calculated at a Black-Scholes value of $9.96 per share.
          The above described time-vesting restricted stock and SAR equity awards will cliff vest on March 31, 2014, and the above described performance shares will cliff vest on March 31, 2012, with all of the equity awards subject to an earlier vesting as a result of a change in control or a holder’s death or disability or retirement as defined in the Stock Plan.
     In addition, on January 7, 2011, our Committee granted cash performance awards to members of our Investment Committee. The performance measures used for these awards are the same as those for the equity performance shares. If earned at the 100% targeted level, these awards, granted January 7, 2011, would be $550,000 for Mr. Rykhoek, $500,000 for Mr. Evans and $350,000 for Messrs. Allen and Cornelius. As with the performance shares, these awards will vest on March 31, 2012. In addition, our Committee granted Mr. Dubuisson a $90,000 deferred cash award which cliff vests March 31, 2014.
     The Committee made the additional following determinations with regard to the grants of equity awards:
•	that time-vesting restricted shares be considered issued and outstanding upon issue but held by the Company’s transfer agent until vesting has occurred;

•	that performance shares not be considered issued and outstanding until vesting has occurred; and

•	that the SARs will expire seven years from the date of grant. Any increase in the stock price between the exercise price and the stock price on the exercise date will be paid solely in shares of Company stock.
Change of Control and Severance Benefits
     Our senior management and other employees have built Denbury into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change of control. Further, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with theirs, and providing change of control benefits should eliminate, or at least reduce, possible reluctance of senior management to pursue potential change of control transactions that may be in the best interests of stockholders. This desire was part of the reason that we issued significant amounts of restricted stock to senior management in 2004 with long-term vesting provisions, including 35% of such awards that would not vest until retirement, or upon a change of control, death or disability.
     As a result of the strong performance in our stock price subsequent to the granting of restricted stock in 2004, the value of the shares issued to the named executive officers had increased significantly since the date of grant, causing the potential change of control amount to increase more than originally intended. As such, the change of control provision related to equity awards granted in January 2008, 2009, and 2010 to those executives that also had restricted stock from the 2004 grants was eliminated. The Committee noted that the current payments in the event of a change of control were comparable to the median for the peer group, and therefore it was inappropriate to include additional change-of-control provisions for those executives. For the named executive officers, only Mr. Cornelius retained the change-of-control provision in his January 2008, 2009 or 2010 grants, as Mr. Cornelius was not employed by Denbury in 2004. In addition, to further diminish this problem over time, the Committee changed the vesting provisions of these retirement shares so that they would vest over time.

     As noted above, the Compensation Committee in its 2010 review engaged Longnecker to perform a change-in-control value analysis for our executive officers. This analysis concluded that the change-in-control value for the executive officers had decreased to a point where it was significantly below the median for the peer group. This difference was due to the fact that much of the restricted stock granted in 2004 had since vested, and that for the last several years the long-term equity awarded to Messrs. Rykhoek, Evans and Allen would not vest upon a change in control. Based on this analysis, beginning with the 2011 compensation awards, the Committee determined that those awards would be subject to change-in-control provisions for all executive officers.
     We do not have any pre-defined severance benefits for our executive officers, except in the case of a change of control. In the case of a change-of-control event, we have two benefits for our employees and management: (1) our cash severance protection plan that was adopted in December 2000, and (2) immediate vesting of all long-term awards (excluding the January 2008, 2009 and 2010 awards for certain officers — see discussion above). Under the terms of our severance plan, an employee is entitled to receive a severance payment if a change of control occurs and the employee is terminated within two years of that change (i.e. a “double trigger” award). The severance plan will not apply to any employee who is terminated for cause or by an employee’s own decision for other than good reason as defined in the severance plan. If entitled to severance payments under the terms of the severance plan, the Chief Executive Officer and other members of our Investment Committee (three Senior Vice Presidents and one Vice President) will receive three times their annual salary and bonus, all of our other officers will receive two and one-half times their annual salary and bonus, certain other members of management will receive two times their annual salary and bonus, and all other employees will receive between one-third to one and one-half times their annual salary and bonus depending on their salary level and length of service with us. All employees will also receive medical and dental benefits for one-half the number of months for which they receive severance benefits.
     The severance plan also provides that if our officers are subject to the “parachute payment” excise tax, then the Company will pay the employee under the severance plan an additional amount to “gross up” the severance payment so that the employee will receive the full amount due under the terms of the severance plan after payment of the excise tax.
     In addition to the severance plan, many of our long-term incentives and equity awards have change-of-control protection. Therefore, upon a change of control, equity awards would immediately vest. In the case of our recently issued performance awards, they would vest at the target or 100% level in the event of a change of control.

     The following table shows, as of December 31, 2010, the estimated potential payments and benefits that would be received by our named executive officers based upon a hypothetical termination of employment in each of the circumstances indicated in the table. The fair market value of accelerated equity awards includes only those awards that were not currently vested as of December 31, 2010, using the closing stock price of $19.09 per share on that date.

				Value of
		Healthcare and	Fair Market Value of	Accelerated
		Other Insurance	Accelerated Equity	Deferred Cash
Name	Severance Plan Payment	Benefits	Compensation(1)	Awards(1)	Tax Gross-Up	Total Value
Phil Rykhoek
Change of Control	$2,533,297	$60,877	$3,637,714	$—	$—	$6,231,888
Death or Disability	—	—	7,183,460	500,000	—	7,683,460

Ronald T. Evans
Change of Control	2,533,297	60,877	4,053,456	—	—	6,647,630
Death or Disability	—	—	7,599,202	500,000	—	8,099,202

Mark C. Allen
Change of Control	1,923,174	61,067	2,055,344	—	—	4,039,585
Death or Disability	—	—	4,640,959	350,000	—	4,990,959

Robert L. Cornelius (2)
Change of Control	1,992,835	61,441	2,834,857	350,000	1,208,972	6,448,105
Death or Disability	—	—	2,834,857	350,000	—	3,184,857

H. Raymond Dubuisson
Change of Control	1,006,153	36,777	1,135,855	—	—	2,178,785
Death or Disability	—	—	2,622,165	—	—	2,622,165

(1)	These columns only include awards unvested as of December 31, 2010. They do not include awards granted in 2008, 2009 and 2010 (except for Mr. Cornelius’ awards) which do not accelerate upon a Change in Control.

(2)	All equity granted to Mr. Cornelius has accelerated vesting upon a Change in Control.
Perquisites and Other Benefits
     Our senior management participates in our benefit plans on the same terms as our other employees. These plans include medical, dental, disability and life insurance, partial matching contributions to our 401(k) plan, and partial matching contributions to our employee stock purchase plan described above. In addition, our directors participate in our medical, dental, vision and life insurance plans.
     Denbury historically paid the monthly membership dues at golf clubs for certain of our executives, provided that they pay all or a portion of the upfront initiation fees. We provided the monthly golf club membership fees so that our executives have an appropriate entertainment forum for business associates. The cost to Denbury of these benefits aggregated less than $10,000 in 2010 for each of the named executive officers except for Mr. Rykhoek, whose golf club membership aggregated $11,947. Beginning in 2011, the Committee decided to discontinue paying for memberships, whether or not considered perquisites, on an individual basis and instead added a cash compensation component for each executive officer. The amount paid to cover such items will be $25,000 per year to Messrs. Rykhoek, Evans, Allen and Cornelius and $15,000 per year to Mr. Dubuisson. Our only retirement benefits are our 401(k) plan and a retirement vesting provision included in most of our equity awards. We do not have any pensions or post-retirement medical benefits.
Board Process
     During the fourth quarter of each year, management reviews the entire Company’s compensation, based on recommendations from their subordinates, and makes a proposal to the Committee. Final review of this recommendation is made by the Committee at our regularly-recurring December Committee and Board meetings, although depending on the magnitude of the anticipated changes, there may be several Committee meetings and discussions with management in advance of the December meeting. The Committee approves all compensation and long-term awards for all executive officers, considering the recommendation of the CEO with regard to compensation for the other executives. Our Committee also reviews and approves our overall compensation programs for all employees or any significant changes to these programs.

This Committee is the administrator of all of our compensation plans (other than our 401(k) plan, healthcare plan and other fringe benefit plans), including our Stock Plan under which all of our long-term equity awards are granted. The Board of Directors reviews and ratifies the compensation package based upon a recommendation from the Committee. Following approval of the entire compensation program, at least for the last several years, salary increases have been made effective January 1st, bonuses are paid in early January, and the annual recurring long-term compensation awards are made effective in early January.
Stockholder Input on Executive Compensation
     Our Board and Compensation Committee believe that our executive compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our stockholders. They also believe that both the Company and stockholders benefit from responsive corporate governance and policies and constructive and consistent dialogue. Thus, the Board and Compensation Committee would welcome any comments you may have on our executive compensation policies and procedures. Please send any correspondence on our executive compensation policies and procedures to:
Denbury Resources Inc.
Attn: Chairman of the Compensation Committee of the Board of Directors
5320 Legacy Drive
Plano, TX 75024
     In addition, you may e-mail your correspondence regarding executive compensation policies and procedures to compensationcommittee@denbury.com. Your correspondence will be received by the Chairman of the Compensation Committee of the Board of Directors with a copy to our Chief Executive Officer and Chief Financial Officer.
Compensation Committee Report
     The Compensation Committee of the Board is responsible for making recommendations to the Board regarding the general compensation policies of the Company, the compensation plans and specific compensation levels for officers and certain other managers. The independent board members of the Compensation Committee also administer our stock option and stock purchase plans for all employees.
     The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis disclosures included in this proxy statement. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Form 10-K for the year ended December 31, 2010, and the Board approved that recommendation.
The Compensation Committee
Gregory L. McMichael, Chairman
Michael B. Decker
Wieland F. Wettstein

Summary Compensation Table
     The following table sets out a summary of executive compensation for our Named Executive Officers for the years indicated below. Mr. Dubuisson’s data for 2008 is not included because he was not a named executive officer until 2009.

						Non-Equity
Name and Principal				Stock		Incentive Plan	All Other
Position	Year	Salary	Bonus (1)	Awards (2)	SARs (3)	Compensation (4)	Compensation (5)	Total
Phil Rykhoek	2010	$495,000	$677,396	$1,199,978	$599,761	$810,000	$67,840	$3,849,975
Chief Executive Officer	2009	415,000	436,635	1,056,248	649,485	—	61,837	2,619,205
	2008	328,746	262,230	795,845	—	—	53,921	1,440,742

Ronald T. Evans	2010	$495,000	$677,396	$1,199,978	$599,761	$810,000	$55,893	$3,838,028
President & Chief	2009	415,000	436,635	1,056,248	649,485	—	49,890	2,607,258
Operating Officer	2008	328,746	262,230	795,845	—	—	42,521	1,429,342

Mark C. Allen	2010	$370,000	$504,303	$833,329	$416,501	$567,000	$46,518	$2,737,651
Senior Vice President,	2009	327,500	326,327	820,839	477,087	—	43,327	1,995,080
Chief Financial Officer	2008	270,524	215,789	568,600	—	—	37,726	1,092,639
Treasurer & Assistant Secretary

Robert L. Cornelius	2010	$370,000	$469,615	$833,329	$416,501	$567,000	$46,518	$2,702,963
Senior Vice President -	2009	355,000	326,327	906,253	499,464	—	45,390	2,132,434
Operations & Assistant Secretary	2008	328,746	262,230	795,845	—	—	42,521	1,429,342

H. Raymond Dubuisson(6)	2010	$257,400	$263,889	$399,972	$199,915	$—	$34,212	$1,155,388
Vice President — Legal and Secretary	2009	247,500	160,685	498,852	274,931	—	32,933	1,214,901

(1)	Represents the amounts earned based on our performance for the year indicated, even though they are actually paid early in January of the subsequent year. Bonuses also include a Christmas bonus that is equivalent to one week’s salary and which is paid to all employees. During 2010, bonuses also include cash paid under deferred cash awards granted on January 3, 2006, which vested in 2010 in the following amounts: $49,127 to Mr. Rykhoek and Mr. Evans, $34,688 to Mr. Allen and $33,714 to Mr. Dubuisson.

(2)	Represents the grant-date fair value of restricted stock and performance-based stock awards (at the target level of 100%) granted during the year indicated. Performance-based awards granted during 2008 and 2010 vested at 120% and 162% of target, respectively, on March 31, 2011 and had a maximum payout of 200%. The grant-date fair value of named executive officer performance-based awards that vested on March 31, 2011 pursuant to the 2008 and 2010 grants aggregated $2,046,431 and $3,617,934, respectively. Further discussion regarding the underlying awards is included in Note 8 to the Company’s audited financial statements for the year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2011.

(3)	Represents the fair value of stock-settled SARs granted during the year indicated using the Black— Scholes option pricing model as of the date of grant. These awards were made pursuant to our 2004 Plan. Further discussion regarding the underlying awards, including assumptions, is included in Note 8 to the Company’s audited financial statements for the year ended December 31, 2010, included in the Company’s 2010 Annual Report on Form 10-K filed with the SEC on March 1, 2011.

(4)	Represents the dollar value of performance-based cash awards earned during the year ended December 31, 2010. These awards, which were granted in 2010, vested at 162% on March 31, 2011. The presentation of performance-based cash awards in the above table differs from the presentation of performance-based stock awards in that performance-based cash awards are presented at the value of awards earned and performance-based stock awards are presented at the grant-date fair value of the awards at the 100% target level.

(5)	Amounts in this column include (a) matching contributions by the Company to the Employee Stock Purchase Plan on each named executive officer’s behalf, (b) matching contributions to the 401(k) Plan on each named executive officer’s behalf, and (c) life and disability insurance premiums paid by the Company on each named executive officer’s behalf as shown in the following table:

		Stock		Insurance
Name	Year	Purchase Plan (a)	401(k) Plan (b)	Premiums (c)
Phil Rykhoek	2010	$37,125	$14,700	$4,068
	2009	31,125	14,700	4,065
	2008	24,656	13,800	4,065

Ronald T. Evans	2010	37,125	14,700	4,068
	2009	31,125	14,700	4,065
	2008	24,656	13,800	4,065

Mark C. Allen	2010	27,750	14,700	4,068
	2009	24,562	14,700	4,065
	2008	20,289	13,800	3,637

Robert L. Cornelius	2010	27,750	14,700	4,068
	2009	26,625	14,700	4,065
	2008	24,656	13,800	4,065

H. Raymond Dubuisson	2010	15,444	14,700	4,068
	2009	14,850	14,700	3,383
     The amount in All Other Compensation for both 2009 and 2010 includes $11,947 in country club dues for Mr. Rykhoek. In 2008, all other compensation or perquisites for each named executive officer was less than $10,000 in the aggregate.
     (6) Compensation information for Mr. Dubuisson is not provided for 2008 because he was not a named executive officer until 2009.

2010 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target		Maximum
Phil Rykhoek	1/4/2010	—	$500,000	(1)	$1,000,000
Ronald T. Evans	1/4/2010	—	500,000	(1)	1,000,000
Mark C. Allen	1/4/2010	—	350,000	(1)	700,000
Robert L. Cornelius	1/4/2010	—	350,000	(1)	700,000

(1)	These are performance-based cash awards (target amount) that cliff vested on March 31, 2011 upon satisfaction of the performance criteria of the grant. The actual award earned was 162% of the targeted shares but could have ranged from zero to 200% of the targeted shares based upon the Company’s level of success in achieving four specifically-identified performance targets.

2010 Grants of Plan-Based Awards

						Stock					Grant
						Awards;		All Other			Date Fair
						Number		Option		Exercise	Value of
		Estimated Future Payouts Under Equity Incentive Plan Awards				of Shares		Awards;		or Base	Stock and
						of Stock		Number of Securities		Price of	SAR
	Grant					or Units		Underlying		SARs	Awards (1)
Name	Date	Threshold (#)	Target (#)		Maximum (#)	(#)		SARs (#)		($/Share)	($)
Phil Rykhoek	1/4/2010	—	38,387	(2)	76,774						$599,989
	1/4/2010	—				38,387	(3)				599,989
	1/4/2010	—						72,992	(4)	$15.63	599,761

Ronald T. Evans	1/4/2010	—	38,387	(2)	76,774						599,989
	1/4/2010	—				38,387	(3)				599,989
	1/4/2010	—						72,992	(4)	15.63	599,761

Mark C. Allen	1/4/2010	—	26,658	(2)	53,316						416,664
	1/4/2010	—				26,658	(3)				416,665
	1/4/2010	—						50,689	(4)	15.63	416,501

Robert L. Cornelius	1/4/2010	—	26,658	(2)	53,316						416,664
	1/4/2010	—				26,658	(3)				416,665
	1/4/2010	—						50,689	(4)	15.63	416,501

H. Raymond Dubuisson			12,795	(2)	25,590						199,986
	1/4/2010	—				12,795	(3)				199,986
	1/4/2010	—						24,330	(4)	15.63	199,915

(1)	Represents the fair value of stock and stock-settled SAR awards as of the grant date. The fair value of stock awards is the fair market value of the stock on the date of grant. The fair value of SARs is fair value using the Black-Scholes option pricing model as of the date of grant. Further discussion regarding the underlying awards, including assumptions, is included in Note 8 of the Company’s audited financial statements for the year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2011.

(2)	These shares are performance-based stock awards (target amount) that cliff vested on March 31, 2011 upon satisfaction of the performance criteria of the grant. The actual award issued upon vesting was 162% of the targeted shares but could have ranged from zero to 200% of the targeted shares based upon the Company’s level of success in achieving four specifically-identified performance targets.

(3)	These shares of restricted stock cliff vest on March 31, 2013. In addition to the foregoing vesting provisions, all of these shares vest upon a holder’s death, disability or retirement. Mr. Cornelius’ shares also vest upon a change of control of the Company.

(4)	These stock-settled SARs cliff vest on March 31, 2013, more than three years after the date of grant. In addition to the foregoing vesting provisions, all of these SARs vest upon a holder’s death, disability or retirement. Mr. Cornelius’ shares also vest upon a change of control of the Company.

2010 Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities				Number of		Market Value
	Underlying	Underlying				Shares or		of Shares or
	Unexercised	Unexercised		Option	Option	Units of Stock		Units of Stock
	Options (#)	Options (#)		Exercise	Expiration	That Have		That Have
Name	Exercisable	Unexercisable		Price ($)	Date	Not Vested (#)		Not Vested ($)
Phil Rykhoek	4,048			$3.4125	1/2/2014
	42,868			6.9275	1/3/2015
	12,100			12.1900	1/3/2016
		80,385	(1)	12.9700	1/2/2016
	6,456	12,914	(2)	14.7300	6/30/2016
		72,992	(3)	15.6300	1/4/2017
						190,556	(4)	$3,637,714
						6,789	(5)	129,602
						38,387	(6)	732,808
						12,644	(7)	241,374
						34,937	(8)	666,947

Ronald T. Evans	26,384			$3.4125	1/2/2014
	42,868			6.9275	1/3/2015
	11,478			6.9275	1/3/2015
	12,100			12.1900	1/3/2016
		80,385	(1)	12.9700	1/2/2016
	6,456	12,914	(2)	14.7300	6/30/2016
		72,992	(3)	15.6300	1/4/2017
						212,334	(4)	$4,053,456
						6,789	(5)	129,602
						38,387	(6)	732,808
						12,644	(7)	241,374
						34,937	(8)	666,947

Mark C. Allen	7,376			$1.7725	1/14/2012
	35,492			2.8175	1/2/2013
	29,304			3.4125	1/2/2014
	25,708			6.9275	1/3/2015
	14,432			6.9275	1/3/2015
	8,544			12.1900	1/3/2016
		67,931	(1)	12.9700	1/2/2016
	2,367	4,735	(2)	14.7300	6/30/2016
		50,689	(3)	15.6300	1/4/2017
						107,666	(4)	$2,055,344
						2,489	(5)	47,515
						26,658	(6)	508,901
						9,034	(7)	172,459
						29,524	(8)	563,613

2010 Outstanding Equity Awards at Fiscal Year-End (Continued)

	Option Awards					Stock Awards
	Number of	Number of				Number of		Market Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised		Option	Option	Stock That		Stock That
	Options (#)	Options (#)		Exercise	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable		Price ($)	Date	Vested (#)		Vested ($)
Robert L. Cornelius		80,385	(1)	$12.9700	1/2/2016
		50,689	(3)	15.6300	1/4/2017
						26,658	(6)	$508,901
						12,644	(7)	241,374
						34,937	(8)	666,947

H. Raymond Dubuisson	90,000			$2.5000	7/1/2012
	22,164			2.8175	1/2/2013
	29,304			3.4125	1/2/2014
	14,724			3.4125	1/2/2014
	24,892			6.9275	1/3/2015
	14,432			6.9275	1/3/2015
	8,304			12.1900	1/3/2016
		44,248	(1)	12.9700	1/2/2016
		24,330	(3)	15.6300	1/4/2017
						59,500	(4)	$1,135,855
						12,795	(6)	244,257
						7,221	(7)	137,849
						19,231	(8)	367,120

(1)	These stock-settled SARs cliff vest 100% on March 31, 2012, more than three years after the date of grant. In addition to the foregoing vesting provisions, all of these SARs vest upon a holder’s death, disability or retirement. Mr. Cornelius’ shares also vest upon a change of control of the Company.

(2)	These stock-settled SARs vest ratably on June 30, 2011 and 2012. In addition to the foregoing vesting provisions, all of these SARs vest upon a holder’s death, disability, or retirement.

(3)	These stock-settled SARs cliff vest 100% on March 31, 2013, more than three years after the date of grant. In addition to the foregoing vesting provisions, all of these SARs vest upon a holder’s death, disability or retirement. Mr. Cornelius’ shares also vest upon a change of control of the Company.

(4)	These shares of restricted stock vest ratably each January 31st until the final vesting upon reaching a retirement age between 60 and 65, depending on length of service, and the officer’s separation from the Company. In addition to the foregoing vesting provisions, all of these shares will vest upon a holder’s death or disability or a change of control of the Company.

(5)	These shares of restricted stock vest ratably on June 30, 2011 and 2012. In addition to the foregoing vesting provisions, all of these shares vest upon a holder’s death, disability or retirement.

(6)	These shares of restricted stock cliff vest 100% on March 31, 2013, more than three years after the date of grant. In addition to the foregoing vesting provisions, all of these shares vest upon a holder’s death, disability or retirement. Mr. Cornelius’ shares also vest upon a change of control of the Company.

(7)	These shares of restricted stock cliff vested 100% on March 31, 2011, more than three years after the date of grant. In addition to the foregoing vesting provisions, all of these shares vest upon a holder’s death, disability or retirement. Mr. Cornelius’ shares also vest upon a change of control of the Company.

(8)	These shares of restricted stock cliff vest 100% on March 31, 2012, more than three years after the date of grant. In addition to the foregoing vesting provisions, all of these shares vest upon a holder’s death, disability or retirement. Mr. Cornelius’ shares also vest upon a change of control of the Company.
Option Exercises and Stock Vested During 2010

	Option Awards				Stock Awards
					Number of
	Number of				Shares
	Shares Acquired		Value Realized on		Acquired on	Value Realized on
Name	on Exercise (#)		Exercise ($)		Vesting (#)	Vesting ($)
Phil Rykhoek	—		$—		51,142	$758,556
Ronald T. Evans	—		—		40,253	611,010
Mark C. Allen	30,000	(1)	523,350	(1)	21,547	337,488
Robert L. Cornelius	—		—		30,562	487,831
H. Raymond Dubuisson	—		—		41,826	602,537

(1)	Includes 20,000 shares acquired on exercise that were held and not sold, with an indicated value realized of $352,550.
Severance Protection Plan
     In December 2000, the Board approved a severance protection plan for all of our employees. Under the terms of the severance plan, an employee is entitled to receive a severance payment if a change of control of the Company occurs and the employee is terminated within two years of the change of control. The severance plan will not apply to any employee who is terminated for cause or by an employee’s own decision for other than good reason as defined in the severance plan. If entitled to severance payments under the terms of the severance plan, our Chief Executive Officer, our President and our two senior vice presidents will receive three times their annual salary and bonus, all of our other officers will receive two and one-half times their annual salary and bonus, certain other members of management will receive two times their annual salary and bonus, and all other employees will receive from one-third to one and one-half times their annual salary and bonus depending on their salary level and length of service with us. All employees will also receive medical and dental benefits for one-half the number of months for which they receive severance benefits.
     The severance plan also provides that if our officers are subject to the “parachute payment” excise tax, then the Company will pay the employee under the severance plan an additional amount to “gross up” the payment so that the employee will receive the full amount due under the terms of the severance plan after payment of the excise tax.

EQUITY COMPENSATION PLAN INFORMATION
     The following table summarizes information about Denbury’s equity compensation plans as of December 31, 2010:

	Number of		Number of securities
	securities to		remaining available for
	be issued upon		future issuance under
	exercise	Weighted average	equity compensation
	of outstanding	exercise price of	plans (excluding
	options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column a)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders:

1995 Stock Option Plan(1)	3,675,449	$4.48	—

2004 Omnibus Stock and Incentive Plan (1)	8,593,891	15.62	11,857,316

Employee Stock Purchase Plan (2)	—	—	955,713

Equity compensation plans not approved by security holders:

Director Compensation Plan(3)	—	—	210,430

	12,269,340	12.28	13,023,459

(1)	A description of each of the 1995 Stock Option Plan and the 2004 Omnibus Stock and Incentive Plan is included in Note 8 to the Company’s audited financial statements for the year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2011.

(2)	A description of the Employee Stock Purchase Plan is included in this Proxy Statement under the heading Proposal Four: Increase the Number of Shares Reserved for Use Under our Employee Stock Purchase Plan.

(3)	A description of the Director Compensation Plan is included in this Proxy Statement under the heading Compensation of Directors.

SHARE PERFORMANCE GRAPH
     The following graph illustrates changes over the five-year period ended December 31, 2010, in cumulative total stockholder return on our common stock as measured against the cumulative total return of the S&P 500 Index and the Dow Jones U.S. Exploration and Production Index. The graph tracks the performance of a $100 investment in our common stock and in each index (with the reinvestment of all dividends) from December 31, 2005 to December 31, 2010.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

	December 31,
	2005	2006	2007	2008	2009	2010
Denbury Resources Inc.	$100.00	$121.99	$261.19	$95.87	$129.94	$167.60
S&P 500	100.00	115.80	122.16	76.96	97.33	111.99
Dow Jones US Exploration & Production	100.00	105.37	151.39	90.65	127.42	148.74
Copyright© 2010 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved. Copyright© 2010 Dow Jones & Co. All rights reserved.

STOCKHOLDER PROPOSALS
     Pursuant to SEC Rule 14a-8, in order for a stockholder proposal to be included in the proxy materials for the 2012 annual meeting of stockholders, the proposal must be received by the Company no later than December 20, 2011, unless the date of our 2012 annual meeting is more than 30 days before or after May 18, 2012, in which case the proposal must be received a reasonable time before we begin to print our proxy materials. The proposals must also meet other SEC requirements to be eligible for inclusion. All future stockholder proposals must be submitted in writing to Mark C. Allen, Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, 5320 Legacy Drive, Plano, Texas 75024.
     The form of proxy for the annual meeting of stockholders grants authority to the persons designated therein as proxies to vote in their discretion on any other matters that come before the meeting, or any adjournment thereof, that are not set forth in our proxy statement, except for those matters as to which adequate notice is received. In order for a notice to be deemed timely for purposes of the 2012 annual meeting of stockholders, it must be received prior to March 8, 2012.
RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
     PricewaterhouseCoopers LLP was first appointed by the Audit Committee in May 2004 to audit the Company’s books for 2004 and has been re-appointed each year since. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have an opportunity to make a statement and/or to respond to appropriate questions. The Audit Committee has recommended that PricewaterhouseCoopers LLP be re-appointed as our independent registered public accounting firm for 2011, subject to ratification by the stockholders.
Independent Auditor Fees
     The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2010 and 2009.

	2010	2009
Audit Fees(1)	$2,647,645	$1,779,643
Audit-Related Fees	—	—
Tax Fees(2)	79,339	—
All Other Fees(3)	3,665	1,599

Total	$2,730,649	$1,781,242

(1)	Audit fees consist of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal controls over financial reporting, required quarterly reviews and consultations, as well as work only the independent registered public accounting firm can reasonably be expected to provide, such as comfort letters, consents and review of documents filed with the SEC.

(2)	Tax fees consist of tax-related consultation services.

(3)	Fees associated with a license for accounting research software.
     The Audit Committee Charter stipulates that the Audit Committee approve the fees to be paid to the independent registered public accounting firm prior to the annual audit. Additionally, all engagements for non-audit services by the independent registered public accounting firm must be approved prior to the commencement of services. All fees paid to the Company’s independent registered public accounting firm were approved by the Audit Committee prior to the commencement of services.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require our executive officers and directors, and persons who own more than ten percent (10%) of our common stock, to file reports of ownership and changes in ownership with the SEC and stock exchanges and to furnish us with copies. Based solely on our review of the copies of such forms received by us, or representations made by the officers and directors to us, we are not aware of any late filings of their forms during 2010.

OTHER MATTERS
     We know of no other matter to come before the annual meeting other than the matters referred to in the Notice of Annual Meeting. However, if any other matter properly comes before the meeting, the accompanying proxy will be voted on such matter at the discretion of the person or persons voting the proxy.
     All information contained in this proxy statement relating to the occupations, affiliations and securities holdings of our directors and officers and their relationship and transactions with us is based upon information received from the individual directors and officers. All information relating to any beneficial owner of more than 5% of our common stock is based upon information contained in reports filed by such owner with the SEC. The information contained in this proxy statement in the sections entitled Compensation Committee Report, Share Performance Graph and Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference any information contained in this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates by reference the information contained in such sections, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.
     We have provided to each person whose proxy is solicited hereby a copy of our 2010 Annual Report to stockholders for the year ended December 31, 2010, which includes the Annual Report on Form 10-K except for certain exhibits. The Annual Report to stockholders does not constitute a part of the proxy soliciting material. A copy of our Annual Report to stockholders or our Annual Report on Form 10-K filed with the SEC may be obtained without charge by writing to Denbury Resources Inc., ATTN: Laurie Burkes, Investor Relations, 5320 Legacy Drive, Plano, Texas 75024, or by e-mail to ir@denbury.com.

By order of the Board of Directors
/s/ Mark C. Allen
Mark C. Allen Senior Vice President, Chief Financial Officer,
Treasurer and Assistant Secretary

DENBURY RESOURCES INC. ATTN: INVESTOR RELATIONS 5320 LEGACY DRIVE PLANO, TX 75024 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Tuesday, May 17, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Tuesday, May 17, 2011. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote nominee(s) on the line below. FOR all the nominees listed:0 0 0 1.Election of Directors Nominees 01Wieland F. Wettstein02 Michael L. Beatty03 Michael B. Decker04 Ronald G. Greene 05 David I. Heather 06Gregory L. McMichael07 Gareth Roberts 08 Phil Rykhoek09 Randy Stein The Board of Directors recommends you voteFOR the following proposal:For Against Abstain 2Proposal to approve the Company’s advisory, non-binding resolution on executive compensation.0 0 0 The Board of Directors recommends you vote 1 YEAR on the following proposal:1 year 2 years 3 years Abstain 3Proposal to vote on the frequency of the advisory vote on executive compensation prospectively. 0 0 0 0 The Board of Directors recommends you voteFOR proposals 4 and 5.For Against Abstain 4Proposal to increase the number of shares reserved for use under our Employee Stock Purchase Plan.0 0 0 5Proposal to ratify the appointment by the Audit Committee of PricewaterhouseCoopers LLP as Denbury’s independent auditor for0 0 0 2011. NOTE: The proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. R1.0.0.11699 _1 0000105877 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice &Proxy Statement and Annual Report is/are available at www.proxyvote.com . DENBURY RESOURCES INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 18, 2011 By signing this proxy, I appoint Wieland F. Wettstein, Chairman of the Board of Denbury Resources Inc. (“Denbury”) and Phil Rykhoek, Chief Executive Officer and Director of Denbury, and each of them acting singly, my attorney and proxy, with full power of substitution, to vote on my behalf all of the shares of Denbury common stock that I am entitled to vote at the Annual Meeting of Stockholders to be held on May 18, 2011, and at any adjournments of the meeting. This proxy revokes any earlier proxy I have signed with respect to these shares. If this proxy is properly executed, the shares of Denbury common stock represented by this proxy will be voted in the manner you specify. If no specification is made, the shares of Denbury stock will be voted FOR each of the nine nominees for director; FOR the advisory, non-binding resolution approving executive compensation; FOR an annual advisory vote on executive compensation; FOR the increase in the number of shares reserved for use under our Employee Stock Purchase Plan; and FOR the appointment of PricewaterhouseCoopers LLP as Denbury’s independent auditor for 2011. The proxies are authorized to vote my shares, in their discretion, on any other matter that is properly brought before the meeting. This proxy statement, along with Denbury’s Annual Report to Stockholders, which includes Denbury’s Annual Report on Form 10-K for the fiscal year ending in December 31, 2010, are available free of charge at www.proxyvote.com. 11699 R1.0.0. _2 0000105877 Continued and to be signed on reverse side